Exhibit 2.4
EXECUTION COPY

CARMANAH DESIGN AND MANUFACTURING INC.

SHARE PURCHASE AGREEMENT

November 1, 2013

8385745.13

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION		3
1.1	Defined Terms.	3
1.2	Rules of Construction.	15
1.3	Entire Agreement.	16
1.4	Time of Essence.	17
1.5	Applicable Law.	17
1.6	Arbitration.	17
1.7	Severability.	17
1.8	Amendment and Waivers.	17
1.9	Exhibits and Disclosure Letter.	17
ARTICLE 2 PURCHASE AND SALE OF PURCHASED SHARES		18
2.1	Purchase and Sale of Purchased Shares.	18
2.2	Purchase Price.	18
2.3	Estimated Share Purchase Price.	18
ARTICLE 3 CLOSING		19
3.1	Closing.	19
3.2	Closing Deliveries by the Sellers.	19
3.3	Closing Deliveries by Purchaser.	21
3.4	Conditions to Closing in Favour of Sellers.	21
3.5	Conditions to Closing in Favour of Purchaser.	22
3.6	Post-Closing Adjustment.	22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		24
4.1	Existence.	25
4.2	Ownership of Shares.	25
4.3	Authorization and Enforceability.	25
4.4	No Violation by Seller.	25
4.5	No Other Agreements to Purchase.	26
ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPORATION		26
5.1	Share Capital.	26
5.2	Organization.	27
5.3	No Violation by the Corporation or the Subsidiary.	27
5.4	No Options.	27
5.5	Subsidiary.	27
5.6	Business of the Corporation.	28
5.7	Ownership and Location of Assets.	28
5.8	Intellectual Property.	29
5.9	Material Contracts.	30
5.10	Compliance with Laws; Licences.	30
5.11	Insurance.	31
5.12	Financial Statements and Interim Financial Statements.	31
5.13	Books and Records.	32
5.14	Absence of Changes.	32
5.15	Taxes.	33
5.16	GST Registration.	35
5.17	Litigation.	35
5.18	Bank Accounts and Attorneys.	35
5.19	Non-Arm's Length Transactions.	35
5.20	Environmental Matters.	36
5.21	Employee Plans.	37
5.22	Employment Agreements; Collective Agreements.	38
5.23	Employees; Employment Legislation.	39
5.24	Customers and Suppliers	39
5.25	Indebtedness; Security; Guarantees.	40
5.26	Financial Advisor.	40
5.27	Computer Systems.	40
5.28	Privacy.	41
5.29	Accounts Receivable.	41
5.30	Products and Services.	41
5.31	Undisclosed Liabilities.	41
5.32	No Other Representations and Warranties.	41
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		42
6.1	Organization.	42
6.2	Authorization and Enforceability.	42
6.3	Consents and Approvals.	42
6.4	Financing.	43
6.5	Control of Purchaser.	43
6.6	Litigation.	43
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		43
7.1	Survival of Representations, Warranties and Covenants of the Sellers.	43
7.2	Survival of Representations, Warranties and Covenants of Purchaser.	44
ARTICLE 8 COVENANTS		45
8.1	Confidentiality Agreement.	45
8.2	Access to the Corporation and the Subsidiary.	46
8.3	Conduct Prior to Closing.	46
8.4	Letters of Credit.	48
8.5	Books and Records.	48
8.6	Monthly Financials.	48
8.7	Tax Return.	49
8.8	Exclusivity.	50
8.9	Non-Solicitation.	50
8.10	Filings, Authorizations and Consents; Commercially Reasonable Efforts.	50
8.11	Update to Disclosure Letter.	51
ARTICLE 9 INDEMNIFICATION		51
9.1	Indemnification by Sellers.	51
9.2	Indemnification by Purchaser.	52
9.3	Tax Indemnity.	53
9.4	Limitation of Liability.	54
9.5	Determination of Losses.	55
9.6	Notice of Claim.	55
9.7	Cooperation Respecting Tax Matters.	55
9.8	Direct Claims.	56
9.9	Third Party Claims.	56
9.10	Compulsory Payments Prior to Settlement.	58
9.11	Calculation of Losses.	58
9.12	Exclusivity.	59
ARTICLE 10 TERMINATION		59
10.1	Termination of Agreement.	59
10.2	Effect of Termination.	59
ARTICLE 11 MISCELLANEOUS		60
11.1	Notices.	60
11.2	Sellers' Representative.	61
11.3	Consultation.	62
11.4	Enurement; Assignment.	63
11.5	Fees and Expenses.	63
11.6	Further Assurances.	63
11.7	Third-Party Beneficiaries.	63
11.8	Counterparts.	64

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8385745.13
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THIS AGREEMENT is made as of the 1st day of November, 2013,
A M O N G:
BIRCH HILL EQUITY PARTNERS II (QLP) L.P.,
a limited partnership organized under the laws of Ontario
(hereinafter referred to as "QLP"),
- and -
BIRCH HILL EQUITY PARTNERS II (ENTREPRENEURS) L.P.,
a limited partnership organized under the laws of Ontario
(hereinafter referred to as "ELP"),
- and -
BIRCH HILL EQUITY PARTNERS II (BARBADOS) L.P.,
a limited partnership organized under the laws of Barbados
(hereinafter referred to as "BLP"),
- and -
TD CAPITAL GROUP LIMITED,
a corporation organized under the laws of Canada
(hereinafter referred to as "TD Capital" and, together with QLP, ELP and BLP, the "Birch Hill Sellers"),
- and -
JAMES BEST,
an individual residing in Surrey, British Columbia,
- and -
ROBERT MCNICOL,
an individual residing in Mission, British Columbia,
- and -
RITCHIE MCDONALD,
an individual residing in Qualicum Beach, British Columbia,
- and -
DAVID EVANS,
an individual residing in New Westminster, British Columbia,
- and -
PATRICK HINDS,
an individual residing in Red Deer, Alberta,
- and -
MICHAEL COLWELL,
an individual residing in Surrey, British Columbia,
- and -
STEPHEN LEE,
an individual residing in Irvine, California
(together with James Best, Robert McNicol, Ritchie McDonald, David Evans, Patrick Hinds and Michael Colwell, the "Management Shareholders"),
- and -
BIRCH HILL EQUITY PARTNERS II LTD.,
a corporation organized under the laws of Ontario, as Sellers' Representative
(hereinafter referred to as "Sellers' Representative"),
- and -
KADANT CANADA CORP.,
an unlimited liability company organized under the laws of Nova Scotia
(hereinafter referred to as "Purchaser").
WHEREAS the Birch Hill Sellers and the Management Shareholders (collectively, the "Sellers") own all of the Shares (defined below) in the capital of Carmanah Design and Manufacturing Inc. (the "Corporation");
WHEREAS the Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from the Sellers, the Purchased Shares (defined below) on the terms hereinafter set forth;
AND WHEREAS Kadant Inc., a corporation organized under the laws of Delaware ("Parent"), has agreed to guarantee the obligations of Purchaser under this Agreement and is entering into a guarantee in connection therewith in favour of the Sellers as of the date hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration, the receipt and sufficiency of all of which are acknowledged by each Party, the Parties covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Defined Terms.
For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
"Action" means any action, claim, suit (whether in contract or tort or otherwise), litigation, arbitration, hearing or other proceeding, whether civil or criminal, at law or in equity, to, from, by or before any Governmental Body;
"Affiliate" means, with respect to any Person (the "first entity"), any other Person (the "second entity") that directly or indirectly controls or is directly or indirectly controlled by the first entity, or a second entity that is directly or indirectly controlled by the same Person that directly or indirectly controls the first entity, and for these purposes "control" is the power, whether by contract, ownership of equity interests or otherwise, to select a majority of the board of directors or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are controlled within the foregoing meaning;
"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, rule, municipal by-law, Order or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter;
"Arbitrator" has the meaning set out in Section 3.6(b);
"Birch Hill Sellers" has the meaning set out in the preamble to this Agreement;
"BLP" has the meaning set out in the preamble to this Agreement;
"Business" has the meaning set out in Section 5.6;
"Business Day" means any day, other than a Saturday or a Sunday, on which chartered banks are open for business in Boston, Massachusetts, Toronto, Ontario and Vancouver, British Columbia;
"Cap" has the meaning set out in Section 9.4(a);
"Claim" has the meaning set out in Section 9.6(a);
"Claim Notice" has the meaning set out in Section 9.6(a);
"Closing" has the meaning set out in Section 3.1;
"Closing Date" has the meaning set out in Section 3.1;
"Closing Date Share Purchase Price Consideration" has the meaning set out in Section 2.2(b);
"Closing Date Statement" has the meaning set out in Section 3.6;
"Competitive Business" has the meaning set out in Section 8.9(b);
"Computer Systems" means all computer hardware and software used by the Corporation to receive, store, process or transmit data to carry on the Business;
"Confidentiality Agreement" has the meaning set out in Section 8.1;
"Contract" means any written (including via electronic mail) agreement, indenture, contract, lease, sublease, deed, mortgage, accepted purchase order, promise, deed of trust, licence, option, instrument, indenture, undertaking, arrangement, understanding or other commitment that is legally binding;
"Corporation" has the meaning set out in the recitals to this Agreement;
"Corporation Licences" has the meaning set out in Section 5.10(c);
"Current Assets" means, at any time, the (a) cash and cash equivalents, (b) accounts receivable – trade, (c) accounts receivable – other, (d) inventory (other than the Surplus Inventory), (e) prepaid expenses and (f) prepaid Taxes, in each case of the Corporation on a consolidated basis, excluding, for the avoidance of doubt, (i) future tax assets and (ii) overdraft, in each case determined in accordance with GAAP applied on a basis consistent with the Financial Statements and calculated in a manner consistent with the Working Capital Methodology (which shall control in the event of any discrepancy);
"Current Liabilities" means, at any time, the (a) accounts payable – trade, (b) accrued liabilities, (c) taxes payable and (d) Customer Deposits, in each case of the Corporation on a consolidated basis, and excludes, for the avoidance of doubt, any indebtedness for borrowed money that would otherwise be classified as a current liability, in each case determined in accordance with GAAP applied on a basis consistent with the Financial Statements and calculated in a manner consistent with the Working Capital Methodology (which shall control in the event of any discrepancy);
"Customer Deposits" means cash received from customers and recorded by the Corporation upon receipt of such funds either as a customer deposit or a progress payment for goods that have not shipped or services that have not yet been performed by the Closing Date, valued in accordance with the Working Capital Methodology (and, for the avoidance of doubt, Customer Deposits shall not be recorded for this purpose until such funds have been received by the Corporation);
"Deducted Indebtedness" means the portion of the Indebtedness of the Corporation or the Subsidiary as of the Effective Time calculated in accordance with the line items set forth under the heading "Indebtedness to remain outstanding after the Closing but deducted from the Share Purchase Price" on Schedule 1.1(a) of the Disclosure Letter;
"Deposit and Voting Agreement" means the agreement dated May 6, 2003 among TD Capital Canadian Private Equity Partners Ltd. (now the Sellers' Representative), the Corporation and the Management Shareholders governing the exercise of voting rights for the securities held from time to time by the Management Shareholders;
"Direct Claim" has the meaning set out in Section 9.6(a);
"Disclosure Letter" means the letter dated the date of this Agreement from the Sellers to Purchaser delivered concurrently with this Agreement;
"Dispute Notice" has the meaning set out in Section 3.6(b);
"Effective Time" means 12:01 a.m. (Toronto time) on the Closing Date;
"ELP" has the meaning set out in the preamble to this Agreement;
"Employee Plans" means all written bonus, profit sharing, deferred compensation, stock compensation, stock option, stock purchase, stock appreciation, phantom stock option, savings, pension, retirement, supplementary retirement, severance, supplemental unemployment benefit, welfare, health or other medical, dental, life, legal, hospitalization, disability or other insurance (whether insured or self-insured) plans or policies maintained or contributed to by the Corporation with respect to any of the Employees, directors or officers of the Corporation, excluding Statutory Plans and excluding employment Contracts with Employees which are currently maintained;
"Employees" has the meaning set out in Section 5.23(a);
"Encumbrance" means any security interest, lien, charge, hypothec, pledge, mortgage, prior assignment, option, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of conflicting ownership interest or otherwise, the right, title or interest in or to any particular property;
"Environmental Law" means any federal, provincial, state, municipal or local Law or Order, in each case in effect as of the date of this Agreement relating to public or occupational health and safety, Hazardous Substances, pollution or protection of the environment, including with respect to: (a) on-site or off-site contamination, (b) release, spill, emission or discharging of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment and (c) the manufacture, importation, processing, distribution, use, treatment, storage, transport, packaging, labelling, sale, recycling, disposal, destruction, incineration, burial or handling of Hazardous Substances;
"Environmental Permits" means any Licence or identification number required under or issued pursuant to any applicable Environmental Law;
"Escrow Agent" means Computershare Trust Company of Canada;
"Escrow Agreement" means the escrow agreement to be entered into among the Sellers' Representative, Purchaser and the Escrow Agent at the Closing, substantially in the form of Exhibit A attached hereto;
"Estimated Deducted Indebtedness" has the meaning set out in Section 2.3;
"Estimated Net Working Capital" has the meaning set out in Section 2.3;
"Estimated Paid-Out Indebtedness" has the meaning set out in Section 2.3;
"Estimated Share Purchase Price" means the Share Purchase Price as estimated in accordance with Section 2.3;
"Final Compulsory Payment Amount" has the meaning set out in Section 9.10(b);
"Final Compulsory Payment Indemnification Event" means a Final Determination having been made regarding a liability requiring payment under Applicable Law or any Order;
"Final Determination" means a determination made by a Governmental Body (including pursuant to a settlement) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired;
"Financial Statements" means the consolidated audited financial statements of the Corporation as at and for the financial years ended March 31, 2013 and March 31, 2012, together with the notes thereto and the auditor's report thereon, copies of which are included as Schedule 1.1(b) of the Disclosure Letter;
"GAAP" means generally accepted accounting principles recognized in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto, as applied to private enterprises, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles;
"Governmental Body" means (a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; and (c) any court, tribunal, commission, arbitrator, arbitration panel or other similar body having regulatory, judicial, quasi-judicial, administrative or similar functions;
"Guarantee" means the guarantee of Parent in favour of the Sellers in the form of Exhibit B attached hereto;
"Hazardous Substance" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any substance, material or waste regulated by, prohibited by or reportable pursuant to Environmental Law, including any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous and any other pollutants, contaminants, deleterious substances, dangerous goods, hazardous wastes, radioactive materials, polychlorinated biphenyls, chlorinated solvents and asbestos;
"Indebtedness" means, with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including amounts borrowed under overdraft facilities), (b) evidenced by bonds, debentures, trust indentures, mortgages, notes or loan agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price liabilities, earn-outs, contingency payments, installment payments, seller notes, promissory notes or similar liabilities, in each case, related to past acquisitions by the Corporation and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers' acceptances (in each case whether or not drawn, contingent or otherwise), (f) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of any of the obligations described in the immediately preceding clauses (a) through (f) of any other Person;
"Indemnified Party" has the meaning set out in Section 9.6(a);
"Indemnified Taxes" has the meaning set out in Section 9.3(a);
"Indemnifying Party" has the meaning set out in Section 9.6(a);
"Intellectual Property" means all rights to and interests in:
(a)	all business names, trade names, corporate names, domain names, domain name registrations, website names and worldwide web addresses and other communications addresses;
(b)	all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application);
(c)	all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations;
(d)
all trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks) and registrations and applications for registration of trade-marks and all trade dress, logos, slogans and brand names;

(e)	all copyright in all works (including software programs and databases) and database rights and registrations and applications for registrations of copyright; and
(f)
all rights and interests in and to processes, customer lists, trade secrets, designs, know-how, product formulae, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, technical information, engineering data, design and engineering specifications;

"Interim Financial Statements" means the unaudited consolidated financial statements of the Corporation as at and for the period ended September 30, 2013, copies of which are included as Schedule 1.1(c) of the Disclosure Letter;
"IP Licence Agreements" has the meaning set out in the definition of "Material Contract";
"ITA" means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement);
"Knowledge of the Sellers" means the actual knowledge of James Best, Michael Colwell, David Pais, Robert McNicol, Eric Gerrebos or Todd Macey, in each case, after having made reasonable inquiry of the appropriate directors, officers, members of the senior management and other key employees of the Corporation;
"Law" has the meaning set out in the definition of "Applicable Law";
"Leased Property" has the meaning set out in Section 5.7(c);
"Leases" has the meaning set out in Section 5.7(c);
"Legal Requirements" has the meaning set out in Section 5.10(a);
"Licence" means any licence, permit, authorization, approval, consent, certificate, registration or other evidence of authority issued or granted to, conferred upon or otherwise created for the Corporation or the Subsidiary by any Governmental Body;
"Losses" means all claims, demands, Actions, fines, losses, damages, liabilities, Taxes, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement);
"Management Shareholders" has the meaning set out in the preamble to this Agreement;
"Material Adverse Effect" means any event, circumstance, change or state of facts that, when considered individually or in the aggregate, has, or is reasonably likely to have, a material adverse effect on the business, results of operations or financial condition of the Corporation or the Business; provided, however, that the effect of any event, circumstance, change or state of facts arising out of any of the following shall not be considered in determining whether there has been or whether it is reasonably likely for there to be a Material Adverse Effect:
(a)	any failure, in and of itself, by the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions for any period;
(b)	the breach by Purchaser of its obligations under this Agreement or by the Parent of its obligations under the Guarantee;
(c)	any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the Corporation or the Business;
(d)
conditions affecting (i) the industries in which the Corporation participates, (ii) the Canadian, U.S. or world economy as a whole or (iii) securities markets to the extent that such conditions do not impact the Corporation or the Business in a manner that is materially disproportionate relative to other participants in the same industry and in substantially the same markets as the Corporation;

(e)
terrorist activities, hostilities or acts of war (whether or not declared) occurring after the date of this Agreement to the extent that such activities, hostilities or acts do not impact the Corporation or the Business in a manner that is materially disproportionate relative to other participants in the same industry and substantially the same markets as the Corporation;

(f)
reductions of prices in response to reduction in prices offered by competitors of the Business to the extent that such reductions are not materially disproportionate relative to such reductions offered by other participants in the same industry and in substantially the same markets as the Corporation;

(g)	the taking of any action specifically required by this Agreement or the taking of any action or omission to take any action requested by Purchaser;
(h)
any change in accounting requirements or principles or any change in Applicable Laws or the interpretation or enforcement thereof to the extent that such changes do not impact the Corporation or the Business in a manner that is materially disproportionate relative to other participants in the same industry and in substantially the same markets as the Corporation; or

(i)	any actions required to be taken under Orders or Contracts;
"Material Contract" means:
(a)	any customer Contract that involves the sale or delivery of goods, products, equipment or materials or the provision of services by the Corporation having a value in excess of $250,000;
(b)
any Contract to which the Corporation is a party requiring payments by the Corporation in excess of $250,000 in the aggregate over the remaining term of the Contract that cannot be cancelled without penalty, cost, further payment or other liability and without more than 60 days' notice;

(c)	any licence, distributor, sales agency, advertising or manufacturer's representative Contract that is material to the Business;
(d)	any Contract to which the Corporation is a party evidencing Indebtedness in an outstanding principal amount in excess of $50,000;
(e)	any Contract that limits or purports to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area;
(f)	any Contract to which the Corporation is a party for the provision of supplies or services to the Corporation from Persons not party hereto for consideration in excess of $250,000 annually;
(g)
any Contract entered into by the Corporation other than in the Ordinary Course of Business that is material to the Corporation, other than Contracts with Purchaser or Parent relating to the transactions contemplated by this Agreement and the Confidentiality Agreement;

(h)	any partnership or joint venture Contract;
(i)
any employment, consulting or similar Contract requiring payment by the Corporation to any Person who is or shall be an employee or consultant of, or is or shall be bound by a similar type of contractual relationship to, the Corporation of base annual compensation in excess of $75,000 (other than employment offer letters the terms of which are no longer in effect);

(j)
any Contract providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Corporation, requiring payments by the Corporation in excess of $100,000 in any year;

(k)	any Contract relating primarily to confidentiality, other than (i) Contracts with customers, suppliers, vendors or Employees and (ii) Transaction NDAs;
(l)
any Contract pursuant to which the Corporation (i) has acquired the right to use any material Intellectual Property, other than off-the-shelf software (the "IP Licence Agreements"), currently used in carrying on the Business, or (ii) has granted to any third party any right with respect to any Intellectual Property, other than any such grants that are incidental to the sale of the Corporation's products and services to its customers;

(m)
any Contract relating to any future acquisition (or, to the extent that the Corporation has any surviving indemnification, payment or other liabilities or other obligations or any material rights thereunder, relating to any past acquisition) by the Corporation of any operating business or the assets or share capital of any other Person;

(n)	any Contract for the sale or other transfer of any tangible assets (other than pursuant to any customer Contract) having a fair market value in excess of $50,000;
(o)
any Contract under which the Corporation has made material advances or loans to any other Person other than (i) customer-related trade receivables and (ii) advances made to an Employee in the Ordinary Course of Business;

(p)	any Contract with a customer of the Corporation providing for "master" terms and conditions of sale applicable to all sales of goods or provision of services to such customer; or
(q)	any written commitment to enter into any agreement of the type described in the immediately preceding clauses (a) through (p);
"Mini-Basket" has the meaning set out in Section 9.4(a);
"Net Working Capital" means, as of a given time, the sum of the Current Assets minus the sum of the Current Liabilities determined on a basis consistent with the Working Capital Methodology;
"Non-Competition Agreements" means the non-competition agreements by and between each of James Best, Michael Colwell and Robert McNicol, on the one hand, and the Corporation, on the other hand, in the forms of Exhibit C-1, Exhibit C-2 and Exhibit C-3 attached hereto, respectively;
"Noteholders" means, collectively, James Best, Robert McNicol, Ritchie McDonald, David Evans, Patrick Hinds, Michael Colwell, QLP, ELP, BLP and TD Capital;
"Notes" means the 15% subordinated convertible secured notes issued by the Corporation in favour of the 15% Noteholders as set forth in Schedule 2.2 of the Disclosure Letter, being the only issued and outstanding 15% subordinated convertible secured notes issued by the Corporation, but, for greater certainty, does not include the Subco Note;
"Order" means any order, directive, judgment, decree, injunction, decision, stipulation, ruling, determination, award or writ of or entered by any Governmental Body having the force of Law;
"Ordinary Course of Business", when used in relation to the taking of any action by a Person, means that the action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person; (b) is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and (c) does not require the authorization of the shareholders of such Person;
"Paid-Out Indebtedness" means the amount of the aggregate Indebtedness of the Corporation and the Subsidiary (including the Notes and the Subco Note) as of the Effective Time, minus the Deducted Indebtedness;
"Parent" has the meaning set out in the recitals to this Agreement;
"Permitted Encumbrances" means:
(a)
Encumbrances for Taxes, assessments and governmental charges or public utility charges due and payable, which are being contested in good faith and diligently by appropriate proceedings and in respect of which adequate provision has been made in the Financial Statements or Interim Financial Statements in accordance with GAAP;

(b)	Encumbrances or inchoate liens for Taxes, assessments and governmental charges or public utility charges either not due and payable or not delinquent;
(c)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease or available to landlords at law for rent or for compliance with the terms of such lease, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Corporation;

(d)
servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are complied with and do not materially adversely affect the use of the property subject thereto by the Corporation;

(e)
security given in the Ordinary Course of Business to any public utility, municipality or Governmental Body, other than security for borrowed money, provided the same are complied with or adequate security has been furnished to secure such compliance and do not materially adversely affect the use of the property subject thereto by the Corporation;

(f)
carriers', warehousemen's, mechanics', materialmens', repairmens' or other like liens arising in the Ordinary Course of Business in respect of liabilities not yet due or that are due but are being contested in good faith, if adequate provision has been made therefor and if individually or in the aggregate they are not material to the Business;

(g)
deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; and

(h)	the Encumbrances described in Schedule 1.1(d) of the Disclosure Letter;
"Person" means an individual, a partnership, a limited partnership, a corporation, an association, a limited liability company, an unlimited liability company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Body;
"Personal Information" means information about an identifiable individual as defined in Privacy Law;
"Pre-Closing Tax Period" has the meaning set out in Section 8.7(a);
"Preliminary Compulsory Payment Amount" has the meaning set out in Section 9.10(a);
"Privacy Law" means the Personal Information Protection and Electronic Documents Act (Canada) and the Personal Information Protection Act (British Columbia);
"Pro Rata Share" means, with respect to each Seller, the percentage set forth opposite such Seller's name in Schedule 2.2 of the Disclosure Letter (as such schedule shall be amended pursuant to Section 8.11(b));
"Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation as of the Time of Closing, including, for greater certainty, the Shares and the shares to be issued prior to the Time of Closing upon completion of the Reorganization;
"Purchaser" has the meaning set out in the preamble to this Agreement;
"Purchaser Indemnified Parties" has the meaning set out in Section 9.1;
"QLP" has the meaning set out in the preamble to this Agreement;
"Reference Working Capital Amount" means $6,303,000;
"Reorganization" means the transactions described in Schedule 1.1(e) of the Disclosure Letter;
"Representatives" means the directors, officers, employees, consultants, agents and advisors of a Person;
"Seller Releases" means the releases and discharges by and among each Seller, the Corporation and the Subsidiary, each in the form of Exhibit D attached hereto;
"Sellers" has the meaning set out in the recitals to this Agreement;
"Sellers' Representative" has the meaning set out in the preamble to this Agreement;
"Share Purchase Price" has the meaning set out in Section 2.2(a);
"Shareholders' Agreements" means, collectively, (i) the shareholders' agreement dated May 6, 2003, among the Corporation, the Management Shareholders, TD Capital Canadian Private Equity Partners Ltd. (now the Sellers' Representative), TD Capital Canadian Private Equity Partners (QLP) L.P. (now QLP) and TD Capital Canadian Private Equity Partners (Barbados) L.P. (now BLP) and (ii) the Deposit and Voting Agreement;
"Shares" means the shares in the capital of the Corporation indicated to be issued and outstanding as of the date of this Agreement on Schedule 2.2 of the Disclosure Letter, being the only issued and outstanding equity securities in the capital of the Corporation as of the date of this Agreement;
"Statutory Plans" means statutory benefit plans that the Corporation is required to participate in or comply with, including the plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;
"Stub Period Returns" has the meaning set out in Section 8.7(a);
"Subco Note" means the 15% subordinated convertible secured note issued by the Corporation in favour of the Subsidiary on May 6, 2003;
"Subsidiary" means 4142918 Canada Inc.;
"Surplus Inventory" means the inventory described in Schedule 1.1(f) of the Disclosure Letter;
"Surplus Inventory Amount" means $313,247;
"Taxes" means any federal, provincial, territorial, foreign, state or local income, branch, profits, capital gains, gross receipts, ad valorem, property, net worth, production, franchise, transfer, payroll, employment, employee health, stamp, occupation, premium, alternative, add-on minimum, goods and services, value added, corporation, land transfer, licence, payroll, excise, sales, use, capital, withholding or other tax, levy, duty, assessment, reassessment or other charges of any kind whatsoever, whether direct or indirect, including any interest or penalty on any of the foregoing, whether disputed or not, and includes Canada Pension Plan premiums and employment insurance premiums imposed by any Governmental Body and any instalments in respect thereof;
"Tax Loss Carry-forwards" means the amount of non-capital losses (for purposes of the ITA) arising from the carrying on of the Business of the Corporation;
"Tax Matters" has the meaning set out in Section 9.7(a);
"Tax Returns" means all reports, elections, returns and other documents required or permitted to be filed with any Governmental Body in respect of or relating to Taxes;
"TD Capital" has the meaning set out in the preamble to this Agreement;
"Third Party" has the meaning set out in Section 9.9(b);
"Third Party Claim" has the meaning set out in Section 9.6(a);
"Threshold Amount" has the meaning set out in Section 9.4(a);
"Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date;
"Transaction Costs" has the meaning set out in Section 11.5;
"Transaction NDAs" means all confidentiality, non-disclosure and similar contracts entered into by the Corporation or, if in connection with confidential information of the Corporation or the Subsidiary, by any Seller, any Affiliate of any Seller or any financial advisor on behalf of the Corporation, any Seller or any Affiliate of any Seller, in each case in connection with the process relating to the sale of the Corporation that preceded the entering into of this Agreement;
"Vancouver Property" means the property located at 3550 Lougheed Highway, Vancouver, British Columbia; and
"Working Capital Methodology" means the methodology described in Schedule 1.1(g) of the Disclosure Letter.
1.2	Rules of Construction.
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
(a)
the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement (as amended, modified, replaced or supplemented from time to time) in its entirety and not to any particular provision hereof;

(b)	references to an "Article", "Section", "Schedule" or "Exhibit" followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;
(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)	words importing the singular shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(e)	the word "including" is deemed to mean "including without limitation" (and grammatical variations thereof have corresponding meanings);
(f)	the terms "Party" and "the Parties" refer to a party or the parties to this Agreement;
(g)	all dollar amounts refer to Canadian dollars unless otherwise specified;
(h)
any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(i)
whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and

(j)
a reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute, regulation or rule.

1.3	Entire Agreement.
This Agreement (including the Disclosure Letter and the Schedules and Exhibits to this Agreement) (together with the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, among the parties.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided (or provided in the Confidentiality Agreement).  The Parties have participated collectively in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.
1.4	Time of Essence.
Time shall be of the essence of this Agreement.
1.5	Applicable Law.
This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.
1.6	Arbitration.
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules.  The number of arbitrators shall be one.  The place of arbitration shall be Vancouver, British Columbia.  The language of the arbitration shall be English.  Judgment upon any award rendered by the arbitrator pursuant to this Section 1.6 may be entered in any court of competent jurisdiction.
1.7	Severability.
If any provision of this Agreement is determined pursuant to Section 1.6 or by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
1.8	Amendment and Waivers.
No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by the Sellers' Representative and Purchaser, except that (a) the Sellers' Representative may, in its sole discretion, waive in writing the application of all or any part of Section 3.4; and (b) Purchaser may, in its sole discretion, waive in writing the application of all or any part of Section 3.5.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided.
1.9	Exhibits and Disclosure Letter.
(a)            The following Exhibits are attached to and form part of this Agreement:
Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Form of Guarantee
Exhibit C-1	-	Form of James Best Non-Competition Agreement
Exhibit C-2	-	Form of Michael Colwell Non-Competition Agreement
Exhibit C-3	-	Form of Robert McNicol Non-Competition Agreement
Exhibit D	-	Form of Seller Release

(b)            Notwithstanding anything to the contrary contained in this Agreement, the information and disclosure contained in any schedule of the Disclosure Letter relate to and qualify, and shall be deemed to be disclosed in connection with, any representation or warranty made herein to the extent that the applicability of such information or disclosure to such representation or warranty is reasonably apparent on its face.
ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES
2.1	Purchase and Sale of Purchased Shares.
Subject to the terms and conditions hereof, at the Time of Closing, each Seller shall sell, assign and transfer to Purchaser and Purchaser shall purchase from such Seller all, but not less than all, of the Purchased Shares held by such Seller.
2.2	Purchase Price.
(a)            The aggregate purchase price payable by Purchaser to the Sellers for the Purchased Shares shall be $52,200,000 plus the Surplus Inventory Amount (the "Share Purchase Price"). The Share Purchase Price shall be adjusted if and as required by the terms of Section 3.6.
(b)            At the Time of Closing, Purchaser shall (i) first, pay an aggregate amount equal to the Estimated Paid-Out Indebtedness, on behalf of the Corporation, to the accounts designated by Davies Ward Phillips & Vineberg LLP to Purchaser (which accounts shall be so designated not later than five Business Days prior to the Closing Date); (ii) second, pay $7,000,000 to the Escrow Agent, on behalf of the Sellers, for deposit pursuant to the Escrow Agreement; and (iii) third, pay the difference between (A) the Estimated Share Purchase Price minus (B) the Estimated Deducted Indebtedness minus (C) the amounts paid pursuant to the immediately preceding clauses (i) and (ii) (such difference, the "Closing Date Share Purchase Price Consideration") to Davies Ward Phillips & Vineberg LLP, in trust on behalf of the Sellers, to the account designated by Davies Ward Phillips & Vineberg LLP (which account shall be as designated not later than five Business Days prior to the Closing Date).
(c)            Each Seller shall be entitled to receive such Seller's Pro Rata Share of the Closing Date Share Purchase Price Consideration, less such Seller's Pro Rata Share of the Transaction Costs.
2.3	Estimated Share Purchase Price.
Not later than five Business Days prior to the Closing Date, the Chief Financial Officer of the Corporation shall deliver to Purchaser a good faith written estimate of (a) the Net Working Capital as of the Effective Time (such estimate, as approved by Purchaser, the "Estimated Net Working Capital"), (b) the Paid-Out Indebtedness as of the Effective Time (such estimate, as approved by Purchaser, the "Estimated Paid-Out Indebtedness") and (c) the Deducted Indebtedness as of the Effective Time (such estimate, as approved by Purchaser, which approval shall not be unreasonably withheld or delayed, the "Estimated Deducted Indebtedness").  If the Estimated Net Working Capital is greater than the Reference Working Capital Amount, the Estimated Share Purchase Price shall be the Share Purchase Price plus the amount of such difference.  If the Estimated Net Working Capital is less than the Reference Working Capital Amount, the Estimated Share Purchase Price shall be the Share Purchase Price less the amount of such difference.
ARTICLE 3
CLOSING
3.1	Closing.
The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the Time of Closing (a) on or prior to November 7, 2013 (as determined by the Sellers' Representative and Purchaser), (b) if all conditions to Closing set forth in Sections 3.4 and 3.5 have not been satisfied on or prior to November 7, 2013, on the fifth Business Day following delivery of notice of the satisfaction (and/or the waiver by the Party or Parties entitled to the benefit thereof) of all conditions to Closing set forth in Sections 3.4 and 3.5 (other than conditions that by their nature can be satisfied only at the Closing, which shall be satisfied at the Closing), or (c) on such other date as may otherwise be agreed to by the Sellers' Representative and Purchaser (the "Closing Date").  The Closing shall be held at the offices of Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto, Ontario, or such other place or places as the Sellers' Representative and Purchaser may agree.  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.
3.2	Closing Deliveries by the Sellers.
At the Closing, each Seller will deliver or cause others, as applicable, to deliver the following documents, duly executed by the Sellers or others, as applicable, to Purchaser:
(a)
a certificate executed on behalf of such Seller by the Seller or an officer of the Seller, as the case may be, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.5(a) and (b) have been fulfilled in respect of such Seller;

(b)
assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance acceptable to Purchaser, acting reasonably, for transfer of the Purchased Shares held by such Seller to Purchaser;

(c)	the minute books and share transfer records of the Corporation and the Subsidiary;
(d)
written resignations effective as of the Time of Closing from such directors and officers of the Corporation and the Subsidiary as Purchaser may designate by notice in writing given to the Sellers at least three Business Days prior to the Closing Date;

(e)	evidence of approvals from the Persons specified in Schedule 5.3 of the Disclosure Letter in form and substance acceptable to Purchaser, acting reasonably;
(f)	a copy of the Escrow Agreement, duly executed by the Sellers' Representative;
(g)	a copy of the Seller Releases, duly executed by each of the Sellers;
(h)	a copy of the Non-Competition Agreements, duly executed by each of James Best, Michael Colwell and Robert McNicol;
(i)	evidence of the termination of each of the Shareholders' Agreements, in each case effective as of or prior to the Closing, in form and substance acceptable to Purchaser, acting reasonably;
(j)	a copy of the amendment to the employment agreement referred to in Section 3.5(g), duly executed by the Corporation and Michael Colwell;
(k)
pay-off letter(s) in connection with the Paid-Out Indebtedness (other than the Notes or the Subco Note), which pay-off letter(s) shall include a process for the release of any related Encumbrances, in form and substance acceptable to Purchaser, acting reasonably;

(l)	evidence of the consummation of the Reorganization effective prior to the Closing, in form and substance acceptable to Purchaser, acting reasonably;
(m)
evidence of the payment to the applicable Employees of all bonuses owing to them in connection with the consummation of the transactions contemplated hereby and any deferred compensation owed to Employees as of the Closing;

(n)
a certificate of the secretary of each of the Corporation, the Subsidiary and each Seller that is an entity that is customary in connection with transactions of the type contemplated hereby (including in connection with constating documents and all corporate and other proceedings in connection with the transactions contemplated hereby);

(o)	a legal opinion of counsel to the Sellers, in form and substance acceptable to Purchaser, acting reasonably; and
(p)	copies of all Transaction NDAs.
3.3	Closing Deliveries by Purchaser.
At the Closing, Purchaser shall deliver the following documents, duly executed by Purchaser or others, as applicable, to the Sellers' Representative:
(a)	a certificate executed by an officer of Purchaser, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.4(a) and (b) have been fulfilled;
(b)	a copy of the Escrow Agreement, duly executed by Purchaser; and
(c)	a copy of the Guarantee, duly executed by Parent.
3.4	Conditions to Closing in Favour of Sellers.
The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions, which are for the exclusive benefit of the Sellers and may be waived in whole or in part in writing by the Sellers' Representative:
(a)
all representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects at and as of the Closing Date, and those not so qualified shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and, in such case, shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date);

(b)
Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries and payments contemplated by Section 3.3 shall have been made;

(c)
no preliminary or permanent injunction or other Order, and no Law, which restrains, enjoins, prohibits or otherwise prohibits the consummation of the transactions contemplated hereby shall be in effect; and

(d)
there shall not be any Actions pending against any of the Parties by (i) a Governmental Body or (ii) a Person that is not an Affiliate of any Seller, in each case which, if adversely determined, (A) would prohibit the consummation of the transactions contemplated hereby or (B) would result in any of the transactions contemplated hereby being rescinded following consummation.

3.5	Conditions to Closing in Favour of Purchaser.
The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived in whole or in part in writing by, Purchaser:
(a)
all representations and warranties of each Seller contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects at and as of the Closing Date, and those not so qualified shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and, in such case, shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date);

(b)
each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by him or it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been tabled;

(c)	no preliminary or permanent injunction or other Order, and no Law, which restrains, enjoins or prohibits the consummation of the transactions contemplated hereby shall be in effect;
(d)
there shall not be any Actions pending against any of the Parties by (i) a Governmental Body or (ii) a Person that is not an Affiliate of Purchaser, in each case which, if adversely determined, (A) would prohibit the consummation of the transactions contemplated hereby or (B) would result in any of the transactions contemplated hereby being rescinded following consummation;

(e)	there shall have been obtained the approvals from Persons specified on Schedule 5.3 of the Disclosure Letter;
(f)	no Material Adverse Effect shall have occurred since the date of this Agreement; and
(g)	Michael Colwell shall have entered into an amendment to his employment agreement with the Corporation in form and substance satisfactory to Purchaser, acting reasonably.
3.6	Post-Closing Adjustment.
The Share Purchase Price shall be subject to adjustment after the Closing as specified in this Section 3.6:
(a)
As soon as practicable, but in any event within 90 days following the Closing Date, Purchaser shall cause management of the Corporation to prepare and submit to the Sellers' Representative a statement of Net Working Capital as of the Effective Time, of the Paid-Out Indebtedness as of the Effective Time, of the Deducted Indebtedness as of the Effective Time and of the Tax Loss Carry-forwards as of the Effective Time (the "Closing Date Statement"). The Closing Date Statement will be prepared in accordance with GAAP on a basis consistent with the Financial Statements.  Purchaser agrees to permit reasonable access to the books and records of the Corporation, during normal business hours and upon reasonable prior notice, to the Sellers' Representative (and its advisors and/or agents) from the Closing Date through the earlier of (i) the date on which the Closing Date Statement is approved by the Sellers' Representative and (ii) the date on which all disputes between the Sellers' Representative and Purchaser in respect of the Closing Date Statement are finally settled in accordance with Section 3.6(b), but only for purposes of this Section 3.6.

(b)
The Sellers' Representative shall have 60 days following receipt of the Closing Date Statement to review the Closing Date Statement. The Sellers shall be deemed to have accepted the Closing Date Statement unless the Sellers' Representative notifies Purchaser in writing no later than the 60th day after receipt of the Closing Date Statement that it disputes the amount of Net Working Capital, Paid-Out Indebtedness, Deducted Indebtedness or Tax Loss Carry-forwards as of the Effective Time  set forth in the Closing Statement (the "Dispute Notice"), which notice shall specify (i) the reasons therefor in reasonable detail and (ii) the alternative amount of Net Working Capital, Paid-Out Indebtedness, Deducted Indebtedness or Tax Loss Carry-forwards as of the Effective Time proposed by the Sellers' Representative. If the Sellers' Representative has delivered a Dispute Notice to Purchaser within the period referred to in the immediately preceding sentence, Purchaser and the Sellers' Representative shall cooperate in good faith to attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the calculation of Net Working Capital, Paid-Out Indebtedness, Deducted Indebtedness or Tax Loss Carry-forwards as of the Effective Time shall be made in accordance with the agreement of Purchaser and the Sellers' Representative. If the Sellers' Representative and Purchaser are unable to resolve any such dispute within 20 Business Days of the delivery of the Dispute Notice, then either the Sellers' Representative or Purchaser may issue a written notice of to the other that it elects to submit the disputed items for resolution by a nationally recognized Canadian accounting firm, which shall be jointly selected by Purchaser and the Sellers' Representative (and which shall not be the Sellers', the Corporation's or Purchaser's attest accountants); provided, however, that if Purchaser and the Sellers' Representative are unable to agree on an accounting firm within 15 Business Days, such firm (the "Arbitrator") shall be designated by KPMG LLP. The Arbitrator shall be instructed to make a decision within 30 days of being appointed and shall be given access to all materials and information requested by it for such purpose. The procedures to be followed by the Arbitrator shall be determined by the Arbitrator in its discretion but shall include an opportunity for each of the Sellers' Representative and Purchaser to submit evidence and argument and to respond to the other Party's evidence and argument.  Each of the Parties agrees to use its commercially reasonable best efforts to cooperate with the Arbitrator.  The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and any decisions as to costs) shall be final and binding on each Seller and Purchaser and shall not be subject to appeal by any Party.  Upon a decision of the Arbitrator with respect to all matters in dispute, such amendments shall be made to the Closing Date Statement as may be necessary to give effect to such decision.  The Arbitrator's fees and disbursements shall be paid by the Party or Parties and in such proportion as are determined by the Arbitrator.

(c)
(w) To the extent the Net Working Capital as of the Effective Time (as set out on the Closing Date Statement, as finalized pursuant to Section 3.6(b)) is greater or less than the Estimated Net Working Capital, the Share Purchase Price shall be increased or reduced, as the case may be, dollar for dollar by the amount of such difference; (x) to the extent that the Paid-Out Indebtedness as of the Effective Time (as set out on the Closing Date Statement, as finalized pursuant to Section 3.6(b)) is greater or less than the Estimated Paid-Out Indebtedness, the Share Purchase Price shall be increased or reduced, as the case may be, dollar for dollar by the amount of such difference; (y) to the extent that the Deducted Indebtedness as of the Effective Time (as set out on the Closing Date Statement, as finalized pursuant to Section 3.6(b)) is greater or less than the Estimated Deducted Indebtedness, the Share Purchase Price shall be increased or reduced, as the case may be, dollar for dollar by the amount of such difference; and (z) to the extent that the Tax Loss Carry-forwards as of the Effective Time (as set out on the Closing Date Statement, as finalized pursuant to Section 3.6(b)) are greater or less than $1,000,000, the Share Purchase Price shall be increased or reduced, as the case may be, by $0.25 for every dollar of such difference, which net aggregate difference in the Share Purchase Price as calculated pursuant to the immediately preceding clauses (w), (x), (y) and (z) shall be paid within five Business Days after the Closing Date Statement is finalized pursuant to Section 3.6(b) as follows:

(i)
if the net aggregate difference in the Share Purchase Price is a positive number, Purchaser shall pay to Davies Ward Phillips & Vineberg LLP, in trust for the Sellers, the amount of such difference and each Seller shall be entitled to receive its Pro Rata Share of such difference; and

(ii)	if the net aggregate difference in the Share Purchase Price is a negative number, the Sellers' Representative, for and on behalf of the Sellers, shall pay to Purchaser such difference.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, individually on his or its own behalf (and neither jointly nor jointly and severally with any other Seller), represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:
4.1	Existence.
Each Seller that is not an individual is a corporation or limited partnership duly incorporated or formed, as applicable, and validly existing under the Laws of its jurisdiction of incorporation or formation and has all necessary corporate or other power, authority and capacity to own its assets and its property as now owned and to carry on its business as it is now being conducted.
4.2	Ownership of Shares.
As of (a) the date of this Agreement, each Seller is the sole beneficial owner of the number of Shares set forth opposite his or its name in Schedule 2.2 of the Disclosure Letter, and (b) immediately prior to the Closing, each Seller shall be the sole beneficial owner of the number of Purchased Shares set forth opposite his or its name in Schedule 2.2 of the Disclosure Letter (as such schedule shall be amended pursuant to Section 8.11(b)), in each case with good and marketable title thereto, free and clear of all Encumbrances.  None of such Shares is as of the date of this Agreement and none of such Purchased Shares shall be as of immediately prior to the Closing subject to any voting trust, shareholders' agreement, proxy, voting agreement or similar arrangement other than the Shareholders' Agreements.  Each Seller has full right, power and authority to transfer and deliver to Purchaser good and marketable title to such Shares and Purchased Shares, free and clear of all Encumbrances.  Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares will be owned by Purchaser as the registered and beneficial owner with good and marketable title thereto, free and clear of all Encumbrances, except for such Encumbrances as may have been granted by Purchaser.
4.3	Authorization and Enforceability.
Each Seller that is not an individual has all necessary corporate or other power and authority, and each Seller that is an individual has legal capacity, to execute and deliver this Agreement, its Seller Release and, if applicable, its Non-Competition Agreement and to perform his or its obligations hereunder and thereunder.  This Agreement has been duly authorized, executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, and at the Closing its Seller Release and, if applicable, its Non-Competition Agreement shall be duly authorized, executed and delivered by such Seller and shall be a legal, valid and binding obligation of such Seller, in each case enforceable against such Seller by Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
4.4	No Violation by Seller.
None of the execution, delivery or performance of this Agreement by each Seller, compliance by each Seller with any of the provisions hereof or the consummation by each Seller of the transactions contemplated herein will:
(a)	conflict with or result in any breach of any provision of the operating document or organizational documents, if any, of such Seller;
(b)	violate any Applicable Law;
(c)	require any filing with or consent of any Governmental Body; or
(d)
require the consent of or notice to a Person not party hereto or constitute (with or without due notice or lapse of time or both) a default under, or result in a violation or breach of, any of the terms of any Contract to which such Seller is a party or by which such Seller may be bound which relates to the Corporation or to the ownership of the Purchased Shares, excluding from the immediately foregoing clauses (c) and (d) such violations, breaches or defaults that would not, individually or in the aggregate, have an adverse effect on such Seller's ability to consummate the transactions contemplated herein.
4.5	No Other Agreements to Purchase.
No Person other than Purchaser has any written or oral agreement or option or any right or privilege, whether by Law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from each Seller of any of the Shares held by such Seller or Purchased Shares to be held by such Seller immediately prior to the Closing.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
RELATING TO THE CORPORATION
The Sellers jointly and severally represent and warrant to Purchaser as follows, and acknowledge that Purchaser is relying on such representations and warranties in connection with the transactions contemplated hereby:
5.1	Share Capital.
The authorized share capital of the Corporation consists of an unlimited number of Class A shares, an unlimited number of Class B shares, an unlimited number of Class A preference shares and an unlimited number of Class B preference shares of which (a) as of the date of this Agreement, the only shares outstanding are the Shares, all of which are validly issued, fully paid and non-assessable, and (b) upon the completion of the Reorganization and immediately prior to the Closing, the only shares outstanding shall be the Purchased Shares, all of which shall be validly issued, fully paid and non-assessable.  Schedule 2.2 of the Disclosure Letter (i) sets forth the name of each beneficial owner (and, if different, the registered owner) of the Shares and the class and number of Shares beneficially owned by each such owner, in each case, as of the date of this Agreement, (ii) as such Schedule shall be amended pursuant to Section 8.11(b), shall set forth the name of each beneficial owner (and, if different, the registered owner) of the Purchased Shares and the class and number of Purchased Shares beneficially owned by each such owner, in each case, upon completion of the Reorganization and immediately prior to the Closing.
5.2	Organization.
Each of the Corporation and the Subsidiary is incorporated, organized and validly existing under the federal Laws of Canada and has all necessary corporate power to own or lease its property and to carry on the business as now being conducted by it.  Each of the Corporation and the Subsidiary is duly registered to do business in each jurisdiction in which the nature or conduct of its business or the property and assets owned or leased by it makes such registration necessary.  The Sellers have delivered to Purchaser (a) copies of the organizational documents of each of the Corporation and the Subsidiary, as amended to date, and (b) the minute books of each of the Corporation and the Subsidiary which contain records of all meetings held by, and other corporate actions taken by, its shareholders, board of directors and any committees appointed by its board of directors.  No Person that has ever amalgamated with or into the Corporation or the Subsidiary.  Neither the Corporation nor the Subsidiary has any prior names.
5.3	No Violation by the Corporation or the Subsidiary.
Other than as disclosed in Schedule 5.3 of the Disclosure Letter, neither the sale of the Purchased Shares nor the entering into or performance of this Agreement, the Escrow Agreement will (a) contravene, violate, breach, offend against, result in any default or acceleration of any obligation under, or give rise to any Encumbrance in favour of any Person on (or any forfeiture of) the Purchased Shares or the assets of the Corporation under, (i) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation or the Subsidiary, or (ii) Material Contract, Applicable Law or Order to which the Corporation or the Subsidiary is a party or by which it is bound or (b) require any filing with or consent of any Governmental Body.  Other than as disclosed in Schedule 5.3 of the Disclosure Letter, no Material Contract may be modified or terminated, or by its terms require the approval of or giving notice to any Person not party hereto, in connection with the entering into of this Agreement or the consummation of the transactions contemplated hereby.
5.4	No Options.
Except for the Notes, the Subco Note and except as disclosed in Schedule 5.4 of the Disclosure Letter, there are no (whether by Law, pre-emptive or contractual) (a) outstanding obligations, options, preferred shares, notes, bonds, calls, warrants, convertible securities or other rights, agreements or commitments relating to the capital of the Corporation or the Subsidiary or obligating the Corporation or the Subsidiary to issue or sell or otherwise transfer shares in the capital of the Corporation or the Subsidiary, or (b) outstanding obligations of the Corporation or the Subsidiary to repurchase, redeem or otherwise acquire shares in the capital of the Corporation or the Subsidiary.
5.5	Subsidiary.
The Corporation does not own, directly or indirectly, any shares or other securities or other equity interests in the capital of, or other equity or proprietary interests in, any Person other than the Subsidiary and neither the Corporation nor the Subsidiary has any agreements or other obligations to acquire any equity or proprietary interests in any Person.  The authorized share capital of the Subsidiary consists of an unlimited number of common shares and an unlimited number of redeemable, retractable non-voting special shares, of which the only shares outstanding are one common share and one special share, of which the Corporation is the sole registered and beneficial owner, and all of which are validly issued, fully paid and non-assessable.  The Subsidiary does not carry on any business and has no assets or liabilities other than the Subco Note.  The Subsidiary is a special purpose entity which has issued a special share to the Corporation which is redeemable and retractable on demand for the fair market value of the Subco Note, which is used to determine the value of the deferred share units of the Corporation issued to James Best.
5.6	Business of the Corporation.
The only business operation carried on by the Corporation is the design, manufacture and sale of equipment and parts for the forest products and engineered wood industries, such as stranders, debarkers and chippers, the supply of related equipment and parts and the servicing and repair of such equipment, and the repair and servicing of machinery used in the pulp manufacturing process or forest products industry (collectively, the "Business"). None of the Sellers and the Corporation conducts the Business though any entities other than the Corporation.
5.7	Ownership and Location of Assets.
(a)            The Corporation owns, possesses and has a good and marketable legal title to all of its property and assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  The property and assets currently owned or leased by the Corporation (i) constitute all of the property and assets used or held for use in connection with the Business, (ii) are sufficient to permit the continued operation of the Business in substantially the same manner as currently conducted and (iii) to the Knowledge of the Sellers: (A) are in reasonable operating condition and repair, subject to normal wear and tear and having regard to their use and age, and (B) are adequate for the use to which they are being put.  There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation of the Business or any part thereof or of any of the property or assets of the Corporation, other than the purchase of inventory in the Ordinary Course of Business.
(b)            The Corporation does not own, nor is it party to any Contract pursuant to which it has agreed to acquire, any real property or premises.
(c)            The complete municipal address of the real property leased by the Corporation (the "Leased Property") is set out in Schedule 5.7 of the Disclosure Letter.  The Corporation does not lease, sublease, license or occupy nor has it agreed to lease, sublease, license or occupy any real property or interest in real property other than the Leased Property and the premises described in, and leased under the leases referred to in, Schedule 5.7 of the Disclosure Letter (collectively, the "Leases").
(d)            Each Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement.  Each Lease is in good standing and there has not been any material default by the Corporation and, to the Knowledge of the Sellers, by any landlord under any Lease, nor is there any dispute between the Corporation and any landlord under any Lease.
(e)            A full copy of each Lease has been delivered to Purchaser.
(f)            None of the Leases has been assigned by the Corporation in favour of any Person.
(g)            All the tangible assets currently owned, leased, subleased or licensed by the Corporation are situated at the locations set out in Schedule 5.7 of the Disclosure Letter.
5.8	Intellectual Property.
(a)            Schedule 5.8 of the Disclosure Letter contains a complete and accurate list of all (i) registrations and applications for registration of the Intellectual Property owned by the Corporation, (ii) all common law trade-marks owned by the Corporation, and (iii) all material Intellectual Property used by the Corporation pursuant to a licence agreement, other than commercial off-the-shelf software licensed to the Corporation.  The Intellectual Property listed in Schedule 5.8 of the Disclosure Letter contains all material Intellectual Property necessary to conduct the Business as currently conducted, except for trade secrets, know-how and goodwill which resides within the Corporation.  All of the registrations and applications for registration of the Intellectual Property owned by the Corporation and listed on Schedule 5.8 of the Disclosure Letter are valid and subsisting, in good standing, and are recorded in the name of the Corporation.  No application for registration of any Intellectual Property owned by the Corporation and listed on Schedule 5.8 of the Disclosure Letter has been rejected, withdrawn or opposed.  There are no pending or, to the Knowledge of the Sellers, threatened re-examinations, office actions, oppositions, cancellation proceedings or any equivalent proceedings involving any patents or trade-marks included in the Intellectual Property owned by the Corporation and listed on Schedule 5.8 of the Disclosure Letter.  Except as disclosed in Schedule 5.8 of the Disclosure Letter, there have been no patents or trade-marks owned by the Corporation (which are currently used in the Business) and listed on Schedule 5.8 of the Disclosure Letter that have expired, lapsed or been abandoned or deemed withdrawn according to the applicable patent and trade-mark offices.
(b)            Except as disclosed in Schedule 5.8 of the Disclosure Letter, the Corporation is the exclusive owner of, or has a valid and subsisting licence to use, such Intellectual Property necessary to conduct the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as disclosed in Schedule 5.8 of the Disclosure Letter, the Corporation is entitled to the use of the Intellectual Property used by the Corporation without payment of royalties or other fees, other than in connection with commercial off-the-shelf software licensed to the Corporation.  Except as disclosed in Schedule 5.8 of the Disclosure Letter and except for the IP Licence Agreements, the Corporation is not a party to or bound by any Contract that limits, impairs or restricts its ability to sell, transfer, assign or convey its right, title and interest in or to use any Intellectual Property owned by the Corporation.
(c)            There are no Actions pending or, to the Knowledge of the Sellers, threatened (including before the Canadian Intellectual Property Office, the United States Patent & Trademark Office or an equivalent authority anywhere in the world) (i) related to any Intellectual Property owned by the Corporation or (ii) to which the Corporation is a party and that challenge or otherwise question the Corporation's right to use any Intellectual Property that it uses to carry on the Business.  The Corporation is not party to any Order that limits, impairs or restricts in any way the Intellectual Property that the Corporation owns or uses to conduct the Business.
(d)            Neither the Intellectual Property owned by the Corporation nor, to the knowledge of the Sellers, the Intellectual Property used by the Corporation to carry on the Business misappropriates, infringes upon or otherwise violates any intellectual property rights of any third party.  To the Knowledge of the Sellers, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property owned by the Corporation.
5.9	Material Contracts.
A true and complete list of the Material Contracts is set forth at Schedule 5.9 of the Disclosure Letter.  Except as disclosed in Schedule 5.9 of the Disclosure Letter:
(a)
each Material Contract is in full force and effect and constitutes (i) a valid and binding obligation of the Corporation and (ii) to the Knowledge of the Sellers, is a valid and binding obligation of and enforceable against the other parties thereto, in each case except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)
the Corporation has performed in all material respects all of the obligations required to be performed by it and is not in default or in breach or violation of, or has repudiated any provision of, or is alleged to be in default, breach or violation in any material respect with respect to, the Material Contracts; and

(c)	to the Knowledge of the Sellers, no event, condition or occurrence exists which (with or without notice or lapse of time) would constitute a default under any of the Material Contracts.
The Sellers have delivered to Purchaser true, accurate and complete copies of each written Material Contract, in each case, as amended or otherwise modified and in effect.  Schedule 5.9 of the Disclosure Letter contains a complete list of all outstanding quotations delivered to customers or potential customers in connection with the potential sale or delivery of goods, products, equipment or materials or the provision of services by the Corporation having a value in excess of $250,000.
5.10	Compliance with Laws; Licences.
(a)            Except as disclosed in Schedule 5.10 of the Disclosure Letter, the Corporation has complied in all material respects with all Laws and Orders applicable to the Business and the Corporation (collectively, "Legal Requirements"). Except as disclosed in Schedule 5.10 of the Disclosure Letter, (i) to the Knowledge of the Sellers, no event has occurred and no circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or a failure to comply with any Legal Requirements material to the Business, and (ii) neither the Sellers nor the Corporation has received any written notice from any Governmental Body regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement material to the Business.
(b)            Neither the Corporation nor any of its directors, officers, employees or, to the Knowledge of the Sellers, agents or other Persons acting on behalf of any of the foregoing has violated the Corruption of Foreign Public Officials Act (Canada) or similar Law of any other jurisdiction or otherwise, directly or indirectly, corruptly given or agreed to give, payment or similar benefit to any foreign governmental official or employee, any foreign political party or official thereof, any candidate for foreign political office or any official or employee of a public international organization for the purpose of influencing any act or decision of such Person in order to obtain or retain business or obtain an improper commercial advantage; provided, however, that reasonable and bona fide expenditures for business entertainment, modest expenditures for gifts and modest non-discretionary facilitating payments are not included herein.
(c)            Except as disclosed in Schedule 5.10 of the Disclosure Letter, the Corporation has obtained all Licences (but excluding licences within the subject matter of Schedule 5.8) (the "Corporation Licences") necessary to carry on the Business as currently conducted.  Each Corporation Licence is valid, subsisting and in good standing and the Corporation is not in default or breach of any Corporation Licence in any material respect.
5.11	Insurance.
(a)            Schedule 5.11 of the Disclosure Letter lists all insurance policies currently maintained by the Corporation on, or covering, the property and assets or personnel of the Corporation (specifying insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder). The Corporation is not in default of any such insurance policy and the Corporation has not, in the immediately preceding three years, failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.
(b)            Schedule 5.11 of the Disclosure Letter sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to Purchaser.
(c)            No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by the Corporation or any Seller within the immediately preceding year.
5.12	Financial Statements and Interim Financial Statements.
The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods, are correct and complete in all material respects and present fairly the consolidated assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Corporation as at their respective dates and the consolidated sales, earnings and results of operations of the Corporation for the respective periods covered by the respective Financial Statements and Interim Financial Statements.  Other than the deferred share units of the Corporation issued to James Best (which shall no longer be outstanding as of the Closing), the Corporation has no so-called "off balance sheet" assets, liabilities, obligations or transactions that are not recorded and presented in the Financial Statements or Interim Financial Statements.
5.13	Books and Records.
The books of account and records of account of the Corporation and the Subsidiary in all material respects fairly and correctly set out and disclose the financial position of the Corporation and the Subsidiary, as the case may be, as at the date hereof and all material financial transactions of the Corporation and the Subsidiary have been accurately recorded in such books and records. All such books and records are in the full possession and exclusive control of, and are owned exclusively by, the Corporation or the Subsidiary, as the case may be.
5.14	Absence of Changes.
Since March 31, 2013, the Corporation has carried on the Business and conducted its operations and affairs in the Ordinary Course of Business and, except as disclosed in Schedule 5.14 of the Disclosure Letter and except as contemplated by the Reorganization, there has not occurred any Material Adverse Effect, and neither the Corporation nor the Subsidiary has:
(a)	issued or sold, or entered into any Contract for the issuance or sale, of any shares, or securities convertible into or exercisable for shares, in the capital of the Corporation or the Subsidiary;
(b)	granted or permitted any Encumbrance on or over any material property or assets, other than Permitted Encumbrances;
(c)	elected or changed any of its accounting or tax principles or practices, except as may be required as a result of a change in Law or in GAAP;
(d)	amended its constating documents, by-laws or other organizational documents;
(e)	adopted a plan or agreement of liquidation, dissolution, restructuring, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization;
(f)	issued any note, bond or other debt security or incurred or guaranteed any Indebtedness, other than in the Ordinary Course of Business;
(g)	adopted, terminated, amended or increased the compensation or benefits under any Employee Plan;
(h)
increased the compensation (in any form, including severance compensation and compensation payable in connection with a change of control) payable or paid, whether conditionally or otherwise, (i) to any director, officer or member of the senior management of the Corporation or (ii) other than in the Ordinary Course of Business, to any other Employee;

(i)	entered into or consummated any transaction involving the acquisition of the business, shares, assets or other properties of any other Person for consideration in excess of $100,000;
(j)
sold, leased, licensed or otherwise disposed of any material amount of assets or property for consideration in excess of $100,000, other than to customers of the Business in the Ordinary Course of Business;

(k)	has been subject to any loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting itself or its property or assets in excess of $10,000 in the aggregate;
(l)	changed in any material respect, terminated or discontinued any operations;
(m)	except as may be required as a result of a change in Law or in GAAP, written up or written down any assets; or
(n)	entered into any Contract to do any of the things referred to elsewhere in this Section 5.14.
5.15	Taxes.
(a)            Each of the Corporation and the Subsidiary has duly filed or caused to be filed on a timely basis (taking into account any extension to file) with the appropriate Governmental Body all Tax Returns required to be filed by it.  All such Tax Returns were correct and complete in all material respects.  Each of the Corporation and the Subsidiary has paid all Taxes due and payable by it within the time required by applicable Legal Requirements, except such Taxes as are listed in Schedule 5.15 of the Disclosure Letter which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the most recent balance sheet of the Corporation or the Subsidiary, as applicable.  No Governmental Body has asserted that the Corporation or the Subsidiary is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so. Adequate provision has been made in the books and records of the Corporation for all Taxes payable by it for all taxable periods ending on or before the Closing Date, and where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes payable by it in respect of any period prior to the Closing Date.
(b)            The federal and provincial income tax liability of the Corporation and of the Subsidiary has been assessed by the appropriate tax authorities for all financial years up to and including the financial year ended March 31, 2013 and, except as disclosed in Schedule 5.15 of the Disclosure Letter, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Taxes by the Corporation or by the Subsidiary or the examination of any Tax Return or the levying of any assessment by any jurisdiction or authority with which the Corporation or the Subsidiary has filed any Tax Return.
(c)            Each of the Corporation and the Subsidiary has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and has duly and timely paid or remitted the same to the proper tax or other receiving authorities.
(d)            Each of the Corporation and the Subsidiary has charged and collected all amounts required to be so charged or collected by it on account of Taxes and has remitted all such amounts to the appropriate tax authority when required by Law to do so.
(e)            Except as disclosed in Schedule 5.15 of the Disclosure Letter, there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Corporation or the Subsidiary in respect of Taxes.
(f)            The Sellers have provided to Purchaser a true copy of all Tax Returns filed by the Corporation in respect of the fiscal years of the Corporation and the Subsidiary ended March 31, 2012 and March 31, 2013.
(g)            None of the Shares derives, and none of them has at any time within the immediately preceding 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the ITA), (iii) timber resource properties (as defined in the ITA) and (iv) options in respect of, or interests in (or under civil law, a right in), property described in any of the immediately preceding clauses (i) to (iii), whether or not the property exists.
(h)            Neither the Corporation nor the Subsidiary has incurred any deductible outlay or expense owing to a Person not dealing at arm's length (for purposes of the ITA) with the Corporation or the Subsidiary, as the case may be, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the income of the Corporation or the Subsidiary for Canadian income tax purposes, as the case may be, for any taxation year beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
(i)            Neither the Corporation nor the Subsidiary has acquired property from a Person not dealing at arm's length (for purposes of the ITA) with it in circumstances that would result in the Corporation or the Subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
(j)            The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Corporation or the Subsidiary and any Person that is (i) a non-resident of Canada for purposes of the ITA and (ii) not dealing at arm's length with the Corporation or the Subsidiary, as the case may be, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm's length for purposes of the ITA.
(k)            Neither the Corporation nor the Subsidiary has ever made an "excessive eligible dividend designation" for purposes of the ITA.
(l)            Neither the Corporation nor the Subsidiary has elected under subsection 83(2) of the ITA in respect of the amount of any dividend payable by it on the shares of any class of its share capital in circumstances where the amount of such dividend exceeded the amount of its "capital dividend account" for purposes of the ITA immediately before the dividend became payable.
5.16	GST Registration.
The Corporation is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and its registration number is 89139 0809 RT0001.
5.17	Litigation.
Except for the matters disclosed in Schedule 5.17 of the Disclosure Letter, there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Corporation, the Subsidiary or the Business at law or in equity or before or by any Governmental Body or by or before an arbitrator or arbitration board.  Except as set forth in Schedule 5.17 of the Disclosure Letter, (a) any such Actions are fully insured against (subject to any applicable insurance deductible or premium) or fully accrued for (as required by GAAP), (b) the applicable insurers have been notified thereof and (c) no denial of coverage or reservation of rights by any such insurers has occurred.  To the Knowledge of the Sellers, no material event has occurred that is reasonably likely (with or without notice or lapse of time) to lead to an Action relating to or affecting the Corporation or the Subsidiary as a defendant that would reasonably likely result in a Material Adverse Effect. Except as set forth in Schedule 5.17 of the Disclosure Letter, none of the Sellers, the Corporation and the Subsidiary is the subject of any Order relating to or affecting adversely the Corporation, the Subsidiary or the Business.
5.18	Bank Accounts and Attorneys.
Schedule 5.18 of the Disclosure Letter sets forth a true and complete list showing (a) the name of each bank, trust company or similar institution in which the Corporation has accounts or safe deposit boxes and the number or designation of each such account and safety deposit box and (b) the name of each Person holding a power of attorney granted by the Corporation or the Subsidiary.
5.19	Non-Arm's Length Transactions.
Since March 31, 2013, the Corporation has not made any payment or loan to or borrowed any monies from, and the Corporation has not been otherwise indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm's length (within the meaning of the ITA) with the Corporation, except (a) as set out in the Financial Statements or Interim Financial Statements, (b) for usual employee and director reimbursements and compensation paid in the Ordinary Course of Business, (c) pursuant to the Notes and (d) as otherwise disclosed in Schedule 5.19 of the Disclosure Letter. Except as disclosed in Schedule 5.19 of the Disclosure Letter and except for Contracts of employment disclosed in Schedule 5.22 of the Disclosure Letter, stock option agreements disclosed in Schedule 5.4 of the Disclosure Letter, as contemplated by the Reorganization and the Shareholders' Agreements, the Corporation is not a party to any Contract with any officer, director, employee, shareholder, Affiliate or any other Person not dealing at arm's length with the Corporation (within the meaning of the ITA).  Except as disclosed in Schedule 5.19 of the Disclosure Letter, (i) there are no Contracts, arrangements or understandings, written or otherwise, providing for the provision or sharing of services or tangible or intangible assets between the Corporation, on the one hand, and any Seller or any Affiliate of a Seller or officer or director of any such Persons, on the other hand, (ii) neither the Sellers nor any Affiliate of any Seller (other than any portfolio company of the Birch Hill Sellers) nor any officer or director of any such Persons is an officer, director, employee, consultant, competitor, creditor (other than as a holder of Notes), debtor, customer, distributor, supplier or vendor of, or is a party to any Material Contract with, the Corporation, and (iii) neither the Sellers nor any Affiliate of any Seller nor any officer or director of any such Person owns any asset used in, or necessary to, the Business (other than any such assets being acquired by Purchaser hereunder).
5.20	Environmental Matters.
Except as disclosed in Schedule 5.20 of the Disclosure Letter:
(a)	the Corporation and the Business are in compliance in all material respects with all applicable Environmental Laws;
(b)
there are no material notices, Orders or directions from any Governmental Body relating to environmental matters requiring, or notifying the Corporation that it is responsible for, any containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws;

(c)
except in compliance in all material respects with Environmental Laws, the Corporation has not caused any spill or discharge of any Hazardous Substance on or in the Leased Property since the date the Corporation first occupied the Leased Property, and the Corporation has not used any of its property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance in all material respects with all Environmental Laws; in particular, to the Knowledge of the Sellers, no part of the Leased Property contains a Hazardous Substance that exceeds in any material respect an applicable soil, vapour or groundwater standard prescribed by Environmental Laws;

(d)
true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Leased Property that are in the possession or control of the Corporation or the Sellers have been provided to Purchaser;

(e)
the Environmental Permits listed in Schedule 5.20 of the Disclosure Letter constitute all material Environmental Permits held by the Corporation and are the only material Environmental Permits required for the operation of the Business as currently conducted; the material Environmental Permits presently held by the Corporation are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no Actions are pending or, to the Knowledge of the Sellers, threatened, to revoke or limit any of them;

(f)
there are no material Actions in progress, pending or, to the Knowledge of the Sellers, threatened in which it is alleged that the Corporation or any Employee or any director or officer or former Employee or former director or officer of the Corporation or agent or any other Person for whom the Corporation is responsible is liable for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law nor, to the Knowledge of the Sellers, is there any factual or legal basis on which any such Actions might be commenced with any reasonable likelihood of success;

(g)
all Hazardous Substances disposed of, treated or stored on lands owned or occupied by the Corporation or off-site of such lands have been disposed of, treated and stored in compliance in all material respects with all Environmental Laws;

(h)
there are no underground storage tanks, pits, lagoons, waste disposal sites, above-ground storage tanks or materials or other assets containing asbestos or polychlorinated biphenyls located on the Leased Property; and

(i)	none of the products currently manufactured by the Corporation or contracted to be manufactured by the Corporation contains asbestos or any asbestos-containing materials.
5.21	Employee Plans.
(a)            Schedule 5.21 of the Disclosure Letter lists each Employee Plan, including each qualified or nonqualified defined contribution or defined benefit plan or arrangement which is an employee pension benefit plan.  Current and complete copies of all written Employee Plans as amended to date or, where oral, written summaries of the terms thereof have been delivered or made available to Purchaser.
(b)            Except as disclosed in Schedule 5.21 of the Disclosure Letter:
(i)
the Corporation is in compliance in all material respects with the terms of each Employee Plan and all Applicable Laws applicable to such Employee Plans and there are no pending or, to the Knowledge of the Sellers, threatened claims (other than routine claims for payment of benefits in the Ordinary Course of Business) by or on behalf of any Person alleging non-compliance with any Employee Plan;

(ii)	none of the Employee Plans provides post-retirement benefits to or in respect of the Employees or any former Employees or to or in respect of the beneficiaries of such Employees and former Employees;
(iii)	none of the Employee Plans is a multi-employer pension plan as defined under the provisions of Applicable Laws, regulations or orders applicable to pension plans;
(iv)
no Employee Plan is a registered pension plan, employees profit sharing plan, deferred profit sharing plan, group registered retirement savings plan or group tax free savings account within the meanings prescribed by the ITA or administrative policies issued by the Canada Revenue Agency; and

(v)
no amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to any Employee Plan will be made or promised by the Corporation prior to the Closing.

(c)             The sole obligation of the Corporation with respect to any Employee Plan which is a multi-employer pension plan is to make the negotiated contribution set out in the applicable collective agreement(s) and, to the Knowledge of the Sellers, the Corporation does not have any additional liability in respect of any such Employee Plan, other than such negotiated contributions.
(d)            The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan or any other Contract or otherwise  that will or may result in any payment (whether of severance pay, special compensation, change of control payments, stay bonuses, success bonuses or otherwise), acceleration of payment or vesting of benefits, forgiveness of Indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee.
(e)            To the Knowledge of the Sellers, there exists no liability in connection with any former benefit plan relating to the Employees or former Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and Applicable Law.
5.22	Employment Agreements; Collective Agreements.
(a)            Other than as set out in Schedule 5.22 of the Disclosure Letter, the Corporation has not entered into any employment or consulting Contract or other Contract with any officer, executive employee, senior manager or consultant, other than (i) oral Contracts of indefinite hire terminable by the Corporation without cause on reasonable notice; and (ii) employment offer letters the terms of which are no longer in effect.
(b)            Except as disclosed in Schedule 5.22 of the Disclosure Letter, the Corporation has not made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements.  Other than disciplinary grievances brought in the Ordinary Course of Business, none of which could, individually or collectively with other such grievances, be material to the Business, there are no pending or threatened grievances or arbitration proceedings against the Corporation.
(c)            There is no strike, labour dispute, work slowdown or stoppage pending or, to the Knowledge of the Sellers, threatened against the Corporation nor has there been any such strike, labour dispute, work slowdown or stoppage within the immediately preceding three years.
5.23	Employees; Employment Legislation.
(a)            Schedule 5.23(a) of the Disclosure Letter contains a complete and accurate list of the names, age, position, status, length of service and compensation of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Corporation as of the date of this Agreement (the "Employees").
(b)            The Corporation is in compliance in all material respects with all Laws applicable to Employees and there are no claims, complaints, grievances, unfair labour practices, or charges outstanding or, to the Knowledge of the Sellers, anticipated, nor are there any Orders currently registered or outstanding by Governmental Body against or in respect of the Corporation under or in respect of any Laws applicable to Employees.
(c)            All accruals for premiums and contributions for Statutory Plans, accrued wages including accrued salaries, vacation pay, overtime pay, commissions and Employee Plan payments have been reflected in all material respects in the books and records of the Corporation.
(d)            Except as disclosed in Schedule 5.23(d) of the Disclosure Letter, the Corporation has not paid nor will it be required to pay any bonus, fee, distribution, remuneration change of control payment or other compensation to any Person, other than salaries, wages or bonuses paid or payable to Employees in the Ordinary Course of Business in accordance with current compensation levels and practices as a result of the transactions contemplated by this Agreement.
(e)            All current assessments under the Workers Compensation Act (British Columbia) that relate to the Corporation have been paid or accrued, and the Corporation has not been subject to any specialty or penalty assessment with respect to the Business under such legislation which has not been paid.  There have been no fatal or critical accidents which have occurred in the course of the operation of the Business which might lead to charges under the Workers Compensation Act (British Columbia).
(f)            The Corporation has provided to Purchaser a copy of its standard employee confidentiality and non-disclosure agreement.  To the Knowledge of the Sellers, no current or former employee of the Corporation is currently in violation of any duty or obligation of confidentiality owed to the Corporation under such agreement.
5.24	Customers and Suppliers
Schedule 5.24 of the Disclosure Letter sets out a list of customers of the Corporation representing in the aggregate 80% of the revenues of the Corporation for each of the year ended March 31, 2013 and the year ended March 31, 2012 and for the period from and after April 1, 2013 to and until September 30, 2013.  Schedule 5.24 of the Disclosure Letter sets out a list of suppliers of the Corporation representing in the aggregate 50% of the cost of goods sold of the Corporation for each of the year ended March 31, 2013 and March 31, 2012 and for the period from and after April 1, 2013 to and until September 30, 2013. There are no unresolved disputes with any of the Corporation's principal suppliers or shippers.  To the Knowledge of the Sellers, no customer or supplier of the Corporation has expressed an intention to cease doing business with the Corporation or to modify or change in any material manner any existing Contract with the Corporation for the purchase or supply of any products or services, nor has the Corporation received notice from any customer or supplier of any of the foregoing.
5.25	Indebtedness; Security; Guarantees.
(a)            Except for the Notes (which shall no longer be outstanding at the Time of Closing), the Subco Note (which shall no longer be outstanding at the Time of Closing) and as otherwise disclosed in Schedule 5.25(a) of the Disclosure Letter, neither the Corporation nor the Subsidiary has outstanding any Indebtedness, any liabilities in connection with Indebtedness or any foreign exchange or interest rate hedging contract.
(b)            Except for Permitted Encumbrances and except as disclosed in Schedule 5.25(b) of the Disclosure Letter (which Encumbrances disclosed in Schedule 5.25(b) of the Disclosure Letter shall be extinguished prior to the Time of Closing), no Person has been granted an Encumbrance on any of the property or assets of the Corporation or the Subsidiary.
(c)            No Seller nor any Affiliate of any Seller (nor any officer or director of any such Persons) has given any guarantees in respect of the performance and payment obligations of the Corporation arising under letters of credit, indemnities, bonds, comfort letters or similar financial or operational arrangements in support of the Business.
(d)            Schedule 5.25(d) of the Disclosure Letter sets forth an accurate list of the guarantees given by the Corporation under letters of credit, indemnities, performance bonds, comfort letters and similar financial or operational arrangements in support of the Business or in support of any Person.
5.26	Financial Advisor.
Except as disclosed in Schedule 5.26 of the Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated hereunder.
5.27	Computer Systems.
Except as disclosed in Schedule 5.27 of the Disclosure Letter, the Computer Systems adequately meet the data processing and other computing needs of the Business and operations of the Corporation as presently conducted.
5.28	Privacy.
The Corporation has complied at all times in all material respects with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Corporation; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.
5.29	Accounts Receivable.
Except with respect to amounts that have been reserved or provided for, the accounts receivable of the Business reflected in the balance sheet included in the most recent Financial Statements, in the Estimated Net Working Capital and in the books and records of the Corporation are bona fide, have been properly recorded, represent amounts due for goods or services duly sold or rendered in the Ordinary Course of Business.
5.30	Products and Services.
(a)            Except as set forth in Schedule 5.30 of the Disclosure Letter, there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Corporation pursuant to any product warranty or with respect to the production, distribution or sale of defective, improper or inferior (or allegedly defective, improper or inferior) products or with respect to any warnings or instructions concerning such products. The Corporation is not in material breach of the terms of any Contract relating to the supply of products or services.
(b)            Schedule 5.30 of the Disclosure Letter sets forth a description of each express performance guarantee, warranty or right of return in effect as of the Closing Date which has been given by the Corporation with respect to any of its products and services, excluding: (i) any such guarantee, warranty or right of return arising solely by operation of Law; (ii) any such guarantee, warranty or right of return relating to products and services which have been sold for a price of less than $10,000; (iii) third-party manufacturers' warranties for which the Corporation has no liability; and (iv) any such guarantee, warranty or right of return that conforms to the Corporation's standard express limited warranty, a copy of which is included in Schedule 5.30 of the Disclosure Letter.
5.31	Undisclosed Liabilities.
Except for liabilities which are reflected in the balance sheet in the most recent Financial Statements (or reflected in the notes thereto) and liabilities incurred since the date thereof in the Ordinary Course of Business, neither the Corporation nor the Subsidiary has any Indebtedness, liabilities or other obligations required to be accounted for on a consolidated balance sheet of the Corporation or disclosed in the notes thereto prepared in accordance with GAAP.
5.32	No Other Representations and Warranties.
Notwithstanding anything contained in this Article 5 or any other provision of this Agreement, it is the explicit intent of each Party that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.  Any cost estimates, forecasts, projections or other predictions contained or referred to in this Agreement and all other information or materials that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents or representatives (including the presentation materials prepared by management of the Corporation or its representatives, agents or advisors) are not and shall not be deemed to be representations and warranties of the Sellers or any of their Affiliates, agents, employees or representatives unless expressly made as a representation and warranty hereunder.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Sellers as follows and acknowledge and confirm that the Sellers are relying on such representations and warranties in connection with the sale by the Sellers of the Purchased Shares:
6.1	Organization.
Purchaser is an unlimited liability company validly existing under the Laws of Nova Scotia and has the power to execute and deliver and perform its obligations pursuant to this Agreement. Parent is a corporation validly existing under the Laws of Delaware and has the power to enter into and perform its obligations pursuant to the Guarantee. Purchaser is a "WTO Investor" within the meaning of the Investment Canada Act.
6.2	Authorization and Enforceability.
This Agreement has been duly authorized, executed and delivered by Purchaser, and the Guarantee has been duly authorized, executed and delivered by Parent, and each is a legal, valid and binding obligation of Purchaser and Parent, as the case may be, enforceable against each of them by the Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.
6.3	Consents and Approvals.
None of the execution, delivery or performance of this Agreement by Purchaser, compliance by Purchaser with any of the provisions hereof, the consummation by Purchaser of the transactions contemplated herein or the guarantee by Parent of Purchaser's obligations hereunder in accordance with the Guarantee will:
(a)	conflict with or result in any breach of any provision of the operating document or organizational documents of Purchaser or Parent, as the case may be;
(b)	violate any Applicable Law;
(c)	require any filing with or consent of any Governmental Body; or
(d)
require the consent of a Person not party hereto that has not yet been obtained or constitute (with or without due notice or lapse of time or both) a default under, or result in a violation or breach of, any of the terms of any Contract to which Purchaser or Parent, as the case may be, is a party or by which it may be bound, excluding from the foregoing clauses (c) and (d) such violations, breaches or defaults that would not, individually or in the aggregate, have an adverse effect on Purchaser's ability to consummate the transactions contemplated herein or Parent's ability to satisfy Purchaser's obligations hereunder in accordance with the Guarantee.
6.4	Financing.
Parent has, and as of the Closing Date Purchaser shall have, sufficient funds to pay the Estimated Share Purchase Price.
6.5	Control of Purchaser.
Parent is, indirectly via wholly owned subsidiaries, the sole voting shareholder of Purchaser and as such controls and directs Purchaser and has the power to cause Purchaser to perform its obligations under this Agreement.
6.6	Litigation.
There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or Parent or any of their Affiliates by or before any court or Governmental Body or by or before an arbitrator or arbitration board that, individually or in the aggregate, would or would reasonably be expected to impede the ability of Purchaser to consummate the transactions contemplated herein in all respects or for Parent to satisfy all of the obligations of Purchaser hereunder in accordance with the Guarantee.
ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1	Survival of Representations, Warranties and Covenants of the Sellers.
(a)            The representations and warranties of the Sellers contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered at Closing shall survive the Closing until the date that is 18 months from the Closing Date and shall continue in full force and effect for the benefit of Purchaser during such period, except that:
(i)
to the extent a notice shall have been given no later than such date (or, in connection with a Third Party Claim, no later than 10 Business Days after such date) (or, in the case of the representations and warranties referred to in the immediately following paragraph (iv), no later than the date referred to in such paragraph (or, in connection with a Third Party Claim, no later than 10 Business Days after such date)) in accordance with Section 9.6 by the Indemnified Party to the Indemnifying Party, in which case the representation or warranty alleged in such notice to have been breached shall survive to the extent of the claim set forth in such notice only, until such claim is resolved;

(ii)	the representations and warranties set out in Article 4 and Sections 5.1 and 5.4 shall survive and continue in full force and effect without limitation of time;
(iii)	the representations and warranties set out in Section 5.15 shall survive as described in Section 9.3(b);
(iv)	the representations and warranties set out in Section 5.20 shall survive until the date that is 36 months from the Closing Date; and
(v)
a claim for any breach of the representations and warranties made by any of the Sellers contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered at the Closing involving fraud, fraudulent misrepresentation or willful misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

(b)            All covenants and agreements of the Sellers contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein shall survive the Closing in accordance with their terms for a period of 18 months after the Closing and shall thereupon terminate, except to the extent a notice shall have been given no later than such date (or, in connection with a Third Party Claim, no later than 10 Business Days after such date) in accordance with Section 9.6 by the Indemnified Party to the Indemnifying Party, in which case the covenant or agreement alleged in such notice to have been breached shall survive to the extent of the claim set forth in such notice only, until such claim is resolved.
7.2	Survival of Representations, Warranties and Covenants of Purchaser.
(a)            The representations and warranties of Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered at Closing shall survive the Closing until the date that is 18 months from the Closing Date and shall continue in full force and effect for the benefit of the Sellers during such period, except that:
(i)
to the extent a notice shall have been given no later than such date (or, in connection with a Third Party Claim, no later than 10 Business Days after such date) in accordance with Section 9.6 by the Indemnified Party to the Indemnifying Party, in which case the representation or warranty alleged in such notice to have been breached shall survive to the extent of the claim set forth in such notice only, until such claim is resolved;

(ii)	the representations and warranties set forth in Sections 6.1 and 6.2 shall survive and continue in full force and effect without limitation of time; and
(iii)
a claim for any breach of the representations and warranties made by Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered at the Closing involving fraud, fraudulent misrepresentation or willful misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

(b)            All covenants and agreements of Purchaser contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall survive the Closing in accordance with their terms for a period of 18 months after the Closing and shall thereupon terminate, except to the extent a notice shall have been given no later than such date (or, in connection with a Third Party Claim, no later than 10 Business Days after such date) in accordance with Section 9.6 by the Indemnified Party to the Indemnifying Party, in which case the covenant or agreement alleged in such notice to have been breached shall survive to the extent of the claim set forth in such notice only, until such claim is resolved.
ARTICLE 8
COVENANTS
8.1	Confidentiality Agreement.
(a)            The terms of the confidentiality agreement dated May 8, 2013 (the "Confidentiality Agreement") between the Corporation and Parent are incorporated by reference into this Agreement and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Purchaser under this Section 8.1 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the confidential information relating to the Corporation, the Subsidiary, the Business and the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)            Nothing provided to Purchaser or Parent under this Agreement shall in any way amend or diminish Purchaser's and Parent's obligations under the Confidentiality Agreement, except as provided in Section 8.1(a). Purchaser acknowledges and agrees that any confidential information provided or made available to Purchaser or Parent prior to the Closing by the Sellers or the Corporation or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
(c)            Each Seller hereby agrees that such Seller shall not, and that such Seller shall cause its Affiliates and its Representatives not to, at any time at or after the Closing, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Corporation, the Subsidiary or the Business.  The obligations of each Seller under this Section 8.1(c) shall not apply (i) to information which is readily available to the general public, (ii) to information which is lawfully obtained by any Seller, any Affiliate of a Seller or their respective Representatives after the Closing from a third party that is not bound by confidentiality obligations in favour of the Corporation or any of its Affiliates or (iii) if any Seller, any Affiliate of the Seller or any of their respective Representatives are required to disclose such information pursuant to an order of a commission, self-regulatory organization, securities exchange or any Government Body so long as such Seller shall have first provided Purchaser a reasonable opportunity to contest the necessity of disclosing such information; provided that each Seller shall use its commercially reasonable efforts (at Purchaser's sole expense) to ensure that any such disclosure shall be afforded confidential treatment.
8.2	Access to the Corporation and the Subsidiary.
The Sellers shall, as soon as reasonably practicable and subject to Applicable Law, make available to Purchaser and its authorized Representatives and, if requested by Purchaser, acting reasonably, provide a copy to Purchaser of, all title documents, Contracts, financial statements, minute books, share certificate books, share registers, books of account, accounting records and constating documents relating to the Corporation, the Subsidiary and the Business that are reasonably necessary for Purchaser's transition planning purposes.  Subject to Applicable Law, the Sellers shall cause the Corporation and the Subsidiary to afford Purchaser and its authorized representatives reasonable access during business hours on two Business Days' notice, for transition planning purposes, to the Business and the property, assets, undertaking, records, personnel and documents of the Corporation and the Subsidiary, which access shall not include the right to conduct any intrusive investigations or disrupt the Business.
8.3	Conduct Prior to Closing.
From and after the date of this Agreement, each Seller shall cause the Corporation to (x) conduct the Business only in the Ordinary Course of Business (except as contemplated by the Reorganization), (y) use its commercially reasonable efforts to maintain in all material respects the Corporation's and the Business' relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, consultants and independent contractors and (z) consult with Purchaser prior to taking any action or entering into any transaction of material and strategic importance to the Corporation or the Business.  Without limiting the generality of the foregoing, except (1) as otherwise expressly contemplated by this Agreement, (2) for actions approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), (3) as required to comply with Applicable Law, (4) that the Corporation may distribute to its shareholders any or all of the cash held by it at any time prior to the Time of Closing, whether by way of dividend, return of capital or other form of distribution or payment, and (5) for the consummation of the Reorganization, from and after the date of this Agreement, each Seller shall cause the Corporation and the Subsidiary not to take any of the following actions with respect to itself or the Business:
(a)	amend its constating documents, by-laws or other organizational documents;
(b)	adopt a plan or agreement of liquidation, dissolution, restructuring, amalgamation, merger, consolidation, recapitalization or other reorganization;
(c)
(i) issue, sell, transfer, pledge, dispose of or suffer any Encumbrance on any shares of its capital or any material asset (except for the sale of the Corporation's goods and products to customers in the Ordinary Course of Business), (ii) grant any options, warrants or other rights to purchase or obtain any shares of its capital, (iii) split, combine, subdivide or reclassify any shares of its capital, (iv) declare, set aside or pay any dividend or other distribution, other than any dividend or distribution payable in cash or in any shares of its capital, with respect to any shares of its capital or (v) redeem, purchase or otherwise acquire any shares of its capital;

(d)
issue any note, bond or other debt security, incur, assume or guarantee any Indebtedness or performance bond, surety bond or similar obligation, permit any assets to become subject to an Encumbrance other than a Permitted Encumbrance, or forgive, waive or agree to extend repayment on any Indebtedness or other obligation owed to the Corporation or the Subsidiary, except for standby letters of credit issued in the Ordinary Course of Business to customers of the Business in connection with the receipt of Customer Deposits or as a performance warranty pursuant to written Contracts which do not exceed $10,000 in each case or $50,000 in the aggregate;

(e)
(i) increase or commit to any increase in the benefits under any Employee Plan or the compensation (in any form, including severance compensation and compensation payable in connection with a change of control or change in position or responsibilities) payable, whether conditional or otherwise, to any officer or director of the Corporation; (ii) except in the Ordinary Course of Business, increase or commit to increase the compensation (in any form, including severance compensation and compensation payable in connection with a change of control or change in position or responsibilities) payable to any employee or independent contractor (other than an officer or director) of the Corporation or with respect to the Business; (iii) adopt, amend or terminate any Employee Plan; or (iv) grant or pay any bonuses (other than the bonuses described in Section 3.2(m));

(f)
enter into or amend any Contract relating to employment or compensation of any director, officer of member of the senior management of the Corporation, including any extension, renewal or new collective bargaining agreement, severance agreement or change in control agreement;

(g)	enter into or consummate any transaction involving the acquisition of the business, shares, assets or other properties of any other Person for consideration in excess of $50,000;
(h)	sell, lease, license or otherwise dispose of any material amount of assets or property in excess of $50,000, except pursuant to existing Contracts and except in the Ordinary Course of Business;
(i)	except as may be required as a result of a change in Law or in GAAP, elect or change any of its accounting principles or practices;
(j)	change or revoke any material election for Taxes, settle any material Action in respect of Taxes or enter into any Contract in respect of Taxes with any Governmental Body;
(k)	except as may be required as a result of a change in Law or in GAAP, write up or write down any of its material assets or revalue its inventory;
(l)	terminate, extend or fail to extend any of the Leases;
(m)	agree or otherwise commit to take any of the actions set forth in the immediately preceding clauses (a) through (l).
8.4	Letters of Credit.
On or prior to the Closing Date, Purchaser shall deposit to an account designated by the Corporation maintained with the Toronto-Dominion Bank an amount equal to the aggregate face amount of the existing letters of credit listed in Schedule 5.25(d) of the Disclosure Letter; provided that, if the Closing fails to occur and this Agreement is terminated, the Sellers shall cause the Corporation to promptly, and in any event within three Business Days after the termination of this Agreement, return such amount to Purchaser.  Purchaser shall, promptly after the Closing Date, provide to the Corporation letters of credit to replace the existing letters of credit listed in Schedule 5.25(d) of the Disclosure Letter.  Such replacement letters of credit shall be issued by a bank in favour of the customer of the Corporation named therein, in substantially the same form as currently issued, and shall become effective upon the return by such customers to the Corporation of such existing letters of credit.
8.5	Books and Records.
Purchaser covenants to use reasonable care to preserve the books and records of the Corporation and the Subsidiary delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Sellers or their authorized representatives reasonable access thereto, upon reasonable written notice and during normal business hours, in connection with the affairs of the Sellers.
8.6	Monthly Financials.
The Sellers shall cause the Corporation to prepare and furnish to Purchaser, promptly after becoming available and in any event within thirty (30) days after the end of each calendar month, monthly unaudited consolidated financial statements of the Corporation for each month following the date of this Agreement through the Closing Date in the form customarily prepared by management of the Corporation for internal use.
8.7	Tax Return.
(a)            Purchaser shall, at its own cost, cause the Corporation's and the Subsidiary's accountants to duly and timely make or prepare (i) all Tax Returns required to be made or prepared by the Corporation and the Subsidiary and to duly and timely file all Tax Returns (and other returns customarily prepared by the accountants of the Corporation and the Subsidiary in the past) required to be filed by the Corporation and the Subsidiary for any period which ends on or before the Closing Date (the "Pre-Closing Tax Period") and for which Tax Returns have not been required to be filed or otherwise filed as of such date and (ii) if applicable, all Tax Returns required to be made or prepared by the Corporation and the Subsidiary and to duly and timely file all Tax Returns required to be filed by the Corporation and the Subsidiary for periods beginning before and ending after the Closing Date (each, a "Straddle Period") (all Tax Returns referred to in the immediately preceding clauses (i) and (ii) collectively, the "Stub Period Returns").  All such Tax Returns shall be prepared on a basis consistent with the past practice of the Corporation or the Subsidiary except to the extent otherwise required by Applicable Law.  Purchaser shall cause the Corporation to elect in accordance with subsection 110(1.1) of the ITA that neither it nor any Person with whom the Corporation does not deal at arm's length will deduct any amount (other than an amount described in subsection 110(1.2) of the ITA) in respect of payments made by the Corporation to or for the benefit of any option holder in respect of his disposition of rights under the applicable options.
(b)            The Sellers and Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Stub Period Return and shall preserve such data and other information until the expiration of any applicable limitation period under any Applicable Law with respect to Taxes.
(c)            The Stub Period Returns required to be prepared by the Corporation or the Subsidiary shall be submitted in draft form to the Sellers' Representative at least 60 days before the date on which such Tax Returns are required by Law to be filed with the relevant taxing authority (provided that such 60-day period may be abridged by Purchaser as necessary in order for such Tax Returns to be filed within the time required by Applicable Law). The Sellers' Representative shall have the right to review such filings and shall communicate any reasonable comments in writing to Purchaser at least 15 days before the date on which such Tax Return is required to be filed with the relevant taxing authority.  Purchaser shall make, or cause to be made, such reasonable changes (which reasonable changes shall not, among other things, increase the liability of the Corporation, Purchaser or their respective Affiliates or require the Corporation or Purchaser to take a position that Purchaser, in its reasonable judgment, believes would be inconsistent with its or its Affiliates' tax reporting obligations, taken as a whole, or would limit Purchaser, the Corporation or any of their respective Affiliates from or to taking a position with respect to future transactions except to the extent the change requested is consistent with the Corporation's past practice or is required by Applicable Law) required by the Sellers' Representative (unless contrary to Applicable Law) and file any such Tax Return on or before the date on which it is required to be filed with the relevant taxing authority.
8.8	Exclusivity.
For the period from the date of this Agreement to and until the Closing, each Seller shall not, and shall cause its Representatives and Affiliates (including the Corporation and the Subsidiary) not to, directly or indirectly, (x) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, (y) pursue, consummate or enter into any agreements or arrangements with respect to or (z) participate in any discussions or negotiations regarding, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, a (a) reorganization, dissolution, liquidation or recapitalization of the Corporation or the Subsidiary or involving the Corporation or the Subsidiary, (b) amalgamation, merger, consolidation, share exchange or acquisition of the Corporation or the Subsidiary, (c) sale of any material amount of assets of the Business outside the Ordinary Course of Business, (d) direct or indirect acquisition or purchase of any shares or other equity interests of the Corporation or the Subsidiary, (e) any similar transaction or business combination involving the Corporation, the Subsidiary or the Business, the shares of the Corporation or the Subsidiary or the property or assets of the Corporation or the Subsidiary or (f) other similar transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated by this Agreement.
8.9	Non-Solicitation.
(a)            For a period of five years from and after the Closing Date, each Seller shall not, and shall cause each of its Affiliates not to, (i) solicit any current or former client of the Corporation or the Business (other than a client that, as of the time of the relevant solicitation, has not conducted business with the Corporation during the 12-month period preceding such time) for the purpose of carrying on a Competitive Business or (ii) induce, entice or solicit any person to terminate his or her employment with the Corporation or hire any such person (other than a person who, as of the time of the relevant inducement, enticement or solicitation, had not been employed by the Corporation during the six-month period preceding such time).  No Seller or any Affiliate of a Seller shall be in breach of its non‑solicitation obligations contained in Section 8.9(a)(ii) if (A) it issues a general solicitation of employment through public media provided that the persons described in Section 8.9(a)(ii) are not specifically targeted or (B) it hires a person described in Section 8.9(a)(ii) after such person's employment has been terminated by the Corporation.
(b)            As used in this Agreement, "Competitive Business" means any Person or business that is a competitor of, or competitive with, the Business as currently conducted anywhere in Canada, the United States, the European Union, Russia, China or anywhere else in the world in which the Business has been conducted.
8.10	Filings, Authorizations and Consents; Commercially Reasonable Efforts.
(a)            Purchaser and each Seller shall cooperate with one another in determining whether any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated hereby.  Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions, the Parties shall furnish such information as may be required in connection therewith, and the Parties shall timely seek to obtain any such actions, consents, approvals or waivers.
(b)            Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement and without limiting the application of the provisions of the immediately preceding clause (a), each Party agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of the Parties hereunder, (ii) the obtaining of applicable consents, waivers or approvals of any third parties and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other Parties may reasonably require in order to carry out the intent of this Agreement.
8.11	Update to Disclosure Letter.
On or prior to the Closing Date, the Sellers' Representative (a) may, by written notice delivered to Purchaser, update the Disclosure Letter but solely to reflect the addition to Schedule 5.9 of any outstanding quotations in connection with the potential sale or delivery of goods, products, equipment or materials or the provision of services by the Corporation having a value in excess of $250,000 that were issued or provided by the Corporation from and after the date of this Agreement in accordance with Section 8.3; and (b) shall, by written notice delivered to Purchaser, amend, acting reasonably, the portion of Schedule 2.2 of the Disclosure Letter that describes the number of issued and outstanding Purchased Shares as of immediately prior to the Closing and the Pro Rata Share of each Seller in order to reflect the Reorganization.  Upon the delivery of such written notice, the Disclosure Letter shall be treated as being amended with respect to the matters set forth on such notice, and such notice shall be deemed to have cured any breach of, or any inaccuracy or untruthfulness in, the representation contained in (i) the final sentence of Section 5.9, (ii) Section 4.2(b) or (iii) Section 5.1(ii), as the case may be, as of the Closing Date that might have otherwise existed hereunder but for such notice.
ARTICLE 9
INDEMNIFICATION
9.1	Indemnification by Sellers.
The Sellers shall jointly and severally indemnify and save harmless Purchaser, Parent and, following the Closing, the Corporation and the Subsidiary (collectively, the "Purchaser Indemnified Parties") from and against all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:
(a)
any breach of, or inaccuracy or untruthfulness in, any representation or warranty of any Seller contained in this Agreement or in any agreement, certificate or other document delivered by any Seller in connection with the Closing;

(b)
any breach or non-performance by any Seller of any covenant or other agreement to be performed by any Seller which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)
75% of the amount of any accounts receivable of the Corporation that are unpaid and outstanding as of the Closing Date that have not been paid to the Corporation on or prior to the date that is six months after the date the same are due and payable in accordance with the terms of the invoices issued by the Corporation in respect thereof (it being understood and agreed that if, after the Sellers indemnify Purchaser for any amount of uncollected accounts receivable under this paragraph (c), any such accounts receivable are ultimately paid to the Corporation, Purchaser shall promptly reimburse to the Sellers' Representative the applicable portion of such indemnified amount); and

(d)
any Action made or brought by any Governmental Body or any other Person (other than Purchaser and its Affiliates) pursuant to any Environmental Law in respect of the Vancouver Property if such Action is made or brought on or prior to the date that is 36 months after the Closing Date (it being understood and agreed that indemnification pursuant to this paragraph (d) constitutes a private agreement for the purpose of The Environmental Management Act, SBC, s. 48(4)(a));

provided, however, that no Seller shall be required to indemnify or save harmless any Purchaser Indemnified Party unless (i) with respect to Sections 9.1(a) and 9.1(b), Purchaser shall have provided notice to such Seller in accordance with Section 11.1 on or prior to the expiration of the applicable time period (if any) for the provision of notice set out in Section 7.1, (ii) with respect to Section 9.1(c), Purchaser shall have provided notice to such Seller in accordance with Section 11.1 on or prior to the date that is 30 days following the expiry of the six-month period referred to in Section 9.1(c), and (iii) with respect to Section 9.1(d), Purchaser shall have provided notice to such Seller in accordance with Section 11.1 on or prior to the date that is 36 months after the Closing Date.
9.2	Indemnification by Purchaser.
Purchaser shall indemnify and save harmless the Sellers from and against all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:
(a)
any breach of, or inaccuracy or untruthfulness in, any representation or warranty of Purchaser contained in this Agreement or in any agreement, certificate or other document delivered by Purchaser in connection with the Closing;

(b)
any breach or non-performance by Purchaser of any covenant or other agreement to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

provided, however, that Purchaser shall not be required to indemnify or save harmless any Seller unless any Seller shall have provided notice to Purchaser in accordance with Section 11.1 on or prior to the expiration of the applicable time period (if any) for the provision set out in Section 7.2.
9.3	Tax Indemnity.
(a)            In addition to and without limiting the generality of Section 9.1, the Sellers shall indemnify the Purchaser Indemnified Parties (other than Parent) and save them harmless against any Taxes and other Losses which may be suffered or incurred by any of the Purchaser Indemnified Parties (other than Parent) ("Indemnified Taxes") as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes required to be paid by the Corporation or the Subsidiary (and in each case any successor thereto) (i) in respect of a Pre-Closing Tax Period; (ii) in respect of the portion of a Straddle Period ending immediately prior to the Closing Date (as determined under Section 9.3(d); and (iii) in connection with the completion of the transactions that constitute the Reorganization; and, in each case, except to the extent such Taxes were specifically taken into account in computing the Net Working Capital as of the Effective Time in the Closing Date Statement.
(b)            Notwithstanding anything to the contrary contained in this Agreement, the right of the Purchaser Indemnified Parties (other than Parent) to commence any claim for indemnification for Taxes under this Section 9.3 and the representations and warranties in Section 5.15 shall survive the Closing and continue until 45 days after the relevant Governmental Bodies are no longer entitled to assess or reassess the Corporation or the Subsidiary in respect of the Taxes in question, having regard, without limitation, to any waiver given by the Corporation or the Subsidiary, as applicable, before the Closing Date in respect of such Taxes.
(c)            If written notice of any bona fide claim for indemnification under this Section 9.3 shall have been given in accordance with this Agreement within the applicable survival period, the rights and obligations that are the subject of such claim for indemnification shall survive with respect to such claim until such time as such claim is fully and finally resolved.
(d)            In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date shall be:
(i)
in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)
in the case of Taxes not described in the immediately preceding clause (i) (such as franchise Taxes, Taxes that are based upon or related to income or receipts or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing Date.

(e)            If the Corporation or the Subsidiary (or any successor to either of them) receives a refund of Taxes in respect of a Pre-Closing Tax Period, Purchaser shall pay or cause to be paid to the Sellers' Representative the amount of such refund except to the extent it was specifically taken into account in computing the Net Working Capital as of the Effective Time in the Closing Date Statement, and net of any costs and expenses to the recipient of such refund of receiving such refund (including Taxes payable as a consequence of receiving such refund).
9.4	Limitation of Liability.
(a)            A Purchaser Indemnified Party shall not be entitled to require payment by a Seller of any amount on the indemnities contained in Section 9.1(a) until the aggregate of all such amounts for which it would otherwise be entitled to require payment exceeds $250,000 (the "Threshold Amount"); provided that no Seller shall have any liability hereunder for any such individual matter where the Losses related to such matter (or series of related matters) are less than $10,000 (the "Mini-Basket"), and such matters shall not be aggregated for purposes of determining whether the Losses exceed the Threshold Amount.  Once the Threshold Amount has been exceeded, Purchaser shall be entitled to require payment on the indemnities contained in Section 9.1(a) after deducting the Threshold Amount from the amount of the aggregate Claims under Section 9.1(a).  The aggregate liability of the Sellers to the Purchaser Indemnified Parties in respect of the indemnities contained in Section 9.1(a), 9.1(c) or 9.1(d) shall not exceed, and shall be limited to an amount equal to, 20% of the Share Purchase Price (the "Cap");
(b)            The aggregate liability of any Party in respect of any of the indemnities contained in this Agreement shall not exceed, and shall be limited to an amount equal to, 100% of the Share Purchase Price.
(c)            (i) The Birch Hill Sellers shall be jointly and severally liable to the Purchaser Indemnified Parties for any Claim or Losses hereunder and (ii) (A) each Management Shareholder shall only be liable to a Purchaser Indemnified Party for such Management Shareholder's Pro Rata Share of any Claim or Losses, except for any Claim or Losses arising from a breach by such Management Shareholder of (1) any representation or warranty contained in Article 4 or (2) any covenant to be performed by him under this Agreement, in which case the breaching Management Shareholder shall bear sole liability for any such Claim or Losses, and (B) the aggregate liability of each Management Shareholder to the Purchaser Indemnified Parties in respect of the indemnities contained in Sections 9.1(a), 9.1(c), 9.1(d) and 9.3 shall not exceed, and shall be limited to, an amount equal to 20% of the portion of the Share Purchase Price payable to such Management Shareholder (except for Claims arising out of fraud or willful misrepresentation or any breach of any representation or warranty set forth in Article 4 or in Sections 5.1, 5.4 or 5.15, in which case such aggregate liability shall not exceed, and shall be limited to, an amount equal to 100% of the portion of the Share Purchase Price payable to such Management Shareholder).
(d)            Notwithstanding anything to the contrary contained in this Agreement, (i) the Mini-Basket, the Threshold Amount and the Cap shall not apply to (A) Claims arising out of fraud or willful misrepresentation or (B) any breach of any representation or warranty set forth in Article 4 or in Sections 5.1, 5.4 or 5.15; and (ii) no limitation of liability contained in this Section 9.4 shall be construed to apply to any of the indemnities contained in Section 9.3 (except for the limitations of liability described in immediately preceding clauses (b) and (c)(ii), which shall apply to the indemnities contained in Section 9.3).
9.5	Determination of Losses.
For all purposes of this Article 9, "Losses" shall be net of (i) any insurance or other recoveries actually paid to the Indemnified Party or its Affiliates in connection with the matters, circumstances, events or facts giving rise to the right of indemnification hereunder (net of any deductibles or self-insured or co-insurance payments made by the Indemnified Party or its Affiliates), and (ii) any Tax benefit actually received by a Purchaser Indemnified Party (other than Parent) or a Seller, as the case may be, in the form of a reduction of cash Taxes otherwise payable or a refund of Taxes to the extent that such benefit is received by such Purchaser Indemnified Parties or such Seller, as the case may be, as a direct consequence of the accrual, incurrence or payment of any such Losses, and, for purposes of this Section 9.5, "Losses" shall include the Tax cost to a Purchaser Indemnified Party (other than Parent) or a Seller of receiving any indemnity payment. Purchaser agrees that it and the other Purchaser Indemnified Parties shall take such steps as are reasonable to reduce any such Tax cost, including, where possible, by making an election under subsection 13(7.4), 12(2.2) or 53(2.1) of the ITA.
9.6	Notice of Claim.
(a)            If a Party (the "Indemnified Party") shall become aware of any claim, Action or other matter (a "Claim") in respect of which another Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party (or to indemnify the Purchaser Indemnified Parties, if the Indemnified Party is Purchaser) pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party (the "Claim Notice").  The Claim Notice shall specify whether the Claim arises as a result of a claim by a Person not party hereto (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.
(b)            If, through the fault of the Indemnified Party, the Indemnifying Party does not receive the Claim Notice in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give the Claim Notice on a timely basis.
(c)            In respect of any Claim Notice concerning Indemnified Taxes, a Purchaser Indemnified Party shall deliver with its Claim Notice a copy of any assessment, reassessment, notice of confirmation thereof, proposal to assess or reassess, appeal or notification of a similar proceeding, together with all correspondence related to such documents.
9.7	Cooperation Respecting Tax Matters.
Each Party shall provide reasonable cooperation to the other Parties and their respective counsel in respect of Tax matters arising under this Agreement ("Tax Matters"), including:
(a)
providing prompt notice to the other Parties in writing of any pending or threatened Tax audits or assessments of the Corporation or the Subsidiary for tax periods for which the other Parties may have a liability under this Agreement;

(b)
keeping the other Parties and their respective counsel advised on a prompt and ongoing basis of the status of Tax Matter and any material changes or developments with respect thereto and promptly and fully responding to all requests for information, questions and comments of the other Parties and their respective counsel from time to time as are reasonably required to be provided, answered or made.

(c)
making available to the other Parties in a prompt fashion such data, documents and other information as may reasonably be required for the preparation and filing of all Stub Period Returns, or for the conduct of any Tax Matter, and preserving all such data, documents and information until the expiry of the limitation period under Applicable Law with respect to the taxation years or periods covered by such Stub Period Returns, or until a Final Determination has been made in respect of such Tax Matter, as the case may be; and

(d)
promptly signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or an exemption from (or an extension in respect of) an obligation to file Tax Returns;

it being understood and agreed that for purposes of this Section 9.7, any notice or other information provided by Purchaser to the Sellers' Representative shall be deemed to have been given to all of the Sellers.
9.8	Direct Claims.
With respect to any Direct Claim, following receipt of the applicable Claim Notice, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim.  If the validity and amount of such Claim cannot be agreed upon during the 45-day investigation period (or any mutually agreed upon extension thereof), the matter shall be determined in accordance with Section 1.6.
9.9	Third Party Claims.
(a)            The Indemnifying Party shall have the right to participate in the negotiation, settlement or defence of any Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnifying Party.  Subject to its ongoing compliance with Section 9.10, the Indemnifying Party shall have the right, at its expense, to assume control of the negotiation, settlement or defence of any Third Party Claim so long as: (i) the Third-Party Claim involves principally money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (ii) the Indemnified Party has not been advised in writing by counsel that representation of both the Indemnifying Party and the Indemnified Party by the same counsel in connection with the defence of the Third Party Claim would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences), (iii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, (iv) settlement of or an adverse judgment with respect to the Third Party Claim would reasonably be expected to have a materially adverse impact on the operations of the business or the public image and goodwill of the Indemnified Party or any of its Affiliates and (v) the Indemnifying Party conducts the defence of the Third Party Claim actively and diligently; and, if the Indemnifying Party assumes control, it shall reimburse the Indemnified Party for all of the Indemnified Party's reasonable out-of-pocket expenses prior to the time the Indemnifying Party assumed control.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any Action include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences), in which case the Indemnifying Party shall be responsible for the reasonable fees and disbursements of the Indemnified Party's counsel.
(b)            If the Indemnifying Party, having assumed control of a Third Party Claim in accordance with Section 9.9(a), thereafter fails to defend the Third Party Claim actively and diligently, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim (including the consenting by the Indemnified Party to the entry of any judgment or the entering into by the Indemnified Party of any settlement or compromise in connection therewith).  If any of the conditions listed in Section 9.9(a) are not satisfied, the Indemnified Party shall be entitled to control the applicable Third Party Claim from its outset, and if the Indemnifying Party is entitled to control the applicable Third Party Claim in accordance with Section 9.9(a) and conducts the defence of such Third Party Claim actively and diligently but any of the other conditions listed in Section 9.9(a) becomes unsatisfied, the Indemnified Party shall be entitled to assume control of such Third Party Claim, and, in each case, the Indemnifying Party shall pay for the reasonable fees and disbursements of counsel of, and other reasonable fees and expenses of, the Indemnified Party, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim (including the consenting by the Indemnified Party to the entry of any judgment or the entering into by the Indemnified Party of any settlement or compromise in connection therewith); provided, however, that the Indemnifying Party shall not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other respective Representatives all information and documents available to them which relate to a Third Party Claim.
(c)            If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to incur Losses or make a payment to any Person not party hereto (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related Actions, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such Losses or payment.  If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party.  In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including for purposes of enabling the Indemnifying Party to contest any Third Party Claim.
(d)            The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).
9.10	Compulsory Payments Prior to Settlement.
(a)            In the case of a Third Party Claim concerning an amount of damages (i) required to be paid by an Indemnified Party under Applicable Law or any Order or (ii) in respect of which any amount is garnished by a Governmental Body (each such amount a "Preliminary Compulsory Payment Amount"), the Indemnifying Party shall, within 10 Business Days of receipt of the Third Party Claim or of notice of such garnishment, pay the Indemnified Party an amount equal to the Preliminary Compulsory Payment Amount.
(b)            Upon the occurrence of a Final Compulsory Payment Indemnification Event (if any), (i) if the aggregate of all Preliminary Compulsory Payment Amounts is less than the amount so determined under the Final Determination to be the amount owing (the "Final Compulsory Payment Amount"), the Indemnifying Party shall, within 10 Business Days of the time that the Indemnified Party notifies the Indemnifying Party of the occurrence of the Final Compulsory Payment Indemnification Event, pay to the Indemnified Party an amount equal to the difference between the aggregate of all Preliminary Compulsory Payment Amounts and the Final Compulsory Payment Amount, and (ii) if the aggregate of all Preliminary Compulsory Payment Amounts exceeds the Final Compulsory Payment Amount, the Indemnified Party shall within 10 Business Days of the receipt of any related refund or credit, pay to the Indemnifying Party the amount of such refund or credit (including any interest paid or credited with respect thereto but net of any Taxes payable by the Indemnified Party in respect of such refund, credit or interest).
9.11	Calculation of Losses.
For purposes of calculating any Losses in connection a breach of any representation or warranty herein (and, for the avoidance of doubt, not for purposes of determining whether a representation or warranty herein has been breached), each of the representations and warranties made by any Party herein or in any agreement, certificate or other document delivered by a Party in connection herewith shall be deemed to have been made without the inclusion of qualifications as to materiality, such as the words "material", "immaterial", "in all material respects" and "Material Adverse Effect" or words or phrases of similar import.
9.12	Exclusivity.
The provisions of this Article 9 shall apply to any Claim (other than a claim for specific performance or injunctive relief) for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto, so that all such Claims shall be subject to the applicable limitations and other provisions contained in this Article 9.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, this Section 9.12 shall not operate to (a) interfere with or impede the operation of the provisions of Section 3.6 providing for the resolution of certain disputes relating to the determination of adjustment to the Share Purchase Price between the Parties or by the Arbitrator, or (b) limit, restrict or impair the Sellers' right to enforce the Guarantee against the Parent or to exercise any other legal rights or remedies the Sellers may have against the Parent.
ARTICLE 10
TERMINATION
10.1	Termination of Agreement.
This Agreement may be terminated at any time prior to the Closing Date as follows:
(a)	by mutual written consent of Purchaser and the Sellers' Representative;
(b)
by the written notice of either the Sellers' Representative to Purchaser or Purchaser to the Sellers' Representative if the Closing shall not have occurred on or prior to December 6, 2013; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Party providing such notice if the failure of such Party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)
by the written notice of either Purchaser or the Sellers' Representative if a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Closing shall have been issued by a Governmental Body of competent jurisdiction.

10.2	Effect of Termination.
If this Agreement is terminated by Purchaser or the Sellers' Representative pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Sections 1.3, 1.5, 1.6, 8.1(a) and (b), Article 9, this Section 10.2 and Sections 11.3, 11.4, 11.5 and 11.7 shall survive the termination of this Agreement; provided, however, that (a) such termination shall not relieve any Party of any liability for any breach of this Agreement on or prior to the date of termination and (b) upon such termination, the Parties shall comply with all of the provisions of the Confidentiality Agreement applicable to them.
ARTICLE 11
MISCELLANEOUS
11.1	Notices.
(a)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or sent by registered mail or courier, charges prepaid, addressed as follows:
(i)	if to any of the Birch Hill Sellers or to the Sellers' Representative:
c/o Birch Hill Equity Partners Management Inc.
100 Wellington Street West
CP Tower, Suite 2300, P.O. Box 22
 Toronto, ON  M5K 1A1
Attention:                          General Counsel
Fax:                          (416) 775-3859
(ii)	if to the Management Shareholders:
c/o Carmanah Design and Manufacturing Inc.
Unit #8 – 15050 – 54A Avenue
 Surrey, BC  V3S 5X7
Attention:                          James Best
Fax:                          (604) 299-4927
(iii)	if to Purchaser:
c/o Kadant Inc.
One Technology Park Drive
Westford, MA  01886

Attention:                          General Counsel
Fax:                          (978) 635-1593

with a copy to:

Blake, Cassels & Graydon LLP
600 de Maisonneuve Blvd. West, Suite 2200
Montreal, QC  H3A 3J2

Attention:                          Patrick M. Shea
Fax:                          (514) 982-4099

(b)            Any such notice or other communication, if delivered: (i) by telecopy, shall be deemed to have been given on the day on which it was transmitted if transmitted on a Business Day prior to 5:00 p.m. at the place of receipt or, otherwise, on the next following Business Day; and (ii) by personal delivery, registered mail or courier service, shall be deemed to have been given on the date on which it was delivered to the address provided herein if delivered on a Business Day prior to 5:00 p.m. at the place of delivery or, otherwise, on the next following Business Day, it being understood and agreed that, in addition to the methods referred to in this paragraph (b), such notice or other communication may also be sent by electronic mail as a courtesy, but any such notice or other communication sent by electronic mail shall not, without the consent of the recipient, be deemed to have been delivered for purposes of this paragraph (b) unless and until delivered pursuant to the other methods of communication referred to on this paragraph (b).
(c)            Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 11.1.
11.2	Sellers' Representative.
(a)            The Sellers' Representative is constituted and appointed as agent and attorney for and on behalf of the Sellers to: (i) give and receive notices and communications with respect to Claims; (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, Claims; (iii) retain such portion of the Share Purchase Price otherwise payable to the Sellers, as determined by the Sellers' Representative in its sole discretion, to cover any possible adjustments to the Share Purchase Price and to cover all Transaction Costs, and to negotiate and settle the Closing Date Statement and the Share Purchase Price pursuant to Section 3.6; (iv) make all decisions and take all actions in connection with any interpretation of this Agreement; and (v) take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing.  No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall receive no compensation for its services.  Notices or communications to or from the Sellers' Representative shall constitute notice to or from each Seller, as the case may be.  In connection with this Agreement and any instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers' Representative hereunder or thereunder, the Sellers' Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents wilful misconduct.  The Sellers' Representative shall be indemnified by the Sellers against all Losses of any nature whatsoever arising out of or in connection with any Actions relating to the acts or omissions of the Sellers' Representative hereunder in its capacity as agent and attorney.
(b)            The execution by the Sellers of this Agreement shall be deemed to be approval of the terms of this Section 11.2, including the appointment of the Sellers' Representative as agent and attorney in respect of Claims.
(c)            A decision, act, consent or instruction of the Sellers' Representative acting in accordance with this Section 11.2 shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each Seller.  Purchaser may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each Seller.  Purchaser is relieved from any liability to any Seller for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers' Representative.
(d)            Each Seller shall pay its Pro Rata Share of the costs and expenses incurred by the Sellers' Representative in connection with acting in such capacity.
(e)            The Sellers' Representative hereby represents and warrants to Purchaser that it has all necessary corporate or other power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder.  This Agreement has been duly authorized, executed and delivered by the Seller's Representative and is a legal, valid and binding obligation of the Seller's Representative, and at the Closing the Escrow Agreement shall be duly authorized, executed and delivered by the Seller's Representative and shall be a legal, valid and binding obligation of the Seller's Representative, in each case enforceable against the Seller's Representative by Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
11.3	Consultation.
Purchaser and the Sellers' Representative shall consult with and obtain the consent (not to be unreasonably withheld) of each other before Purchaser or its Affiliates, on the one hand, or any Seller or any of his or its Affiliates, on the other hand, issues any press release or makes any other public announcement with respect to this Agreement or the transactions contemplated hereby, except as such release or announcement may be required by Law or the rules and regulations of any stock exchange upon which the securities of any Party or any of its Affiliates are listed (including the New York Stock Exchange), in which case Purchaser or the Sellers' Representative, as the case may be, shall consult with the other Party about and allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, which comments shall be duly considered and, if reasonable, accepted by the Party required to make such release or announcement; provided, however, that the Sellers and Purchaser are permitted to report and disclose the status of this Agreement and the transactions contemplated hereby in the Ordinary Course of Business to their respective Affiliates and Representatives; provided further that after the Closing, the Parties and their respective Affiliates are freely permitted to make any such press releases or similar public announcements or communications about the transactions contemplated hereby without consulting with the other Parties and without the other Parties' consent so long as any such release or announcement does not disclose the Share Purchase Price (unless such disclosure of the Share Purchase Price is required by Law or the rules and regulations of any stock exchange upon which the securities of any Party or any of its Affiliates are listed (including the New York Stock exchange)).
11.4	Enurement; Assignment.
This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns or heirs and personal representatives.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that Purchaser may (a) assign any or all of its rights and interests hereunder to an Affiliate and (b) designate an Affiliate to perform its obligations hereunder, in each case, so long as Purchaser is not relieved of any liability hereunder and so long as such assignment does not affect the validity or enforceability of the Guarantee.
11.5	Fees and Expenses.
Except as otherwise expressly provided in this Agreement, all legal and other counsel's fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.  Purchaser shall promptly reimburse the Sellers' Representative for 50% of the amount invoiced by KPMG LLP in connection with the interest-deductibility studies conducted by KPMG LLP on behalf of the Sellers.  Without limiting the generality of the foregoing, each of the Sellers shall pay its Pro Rata Share of all expenses, including any advisory, brokerage or agency fees, legal, accounting or auditing fees and any other costs and expenses incurred by the Sellers and the Corporation in connection with the transactions contemplated by this Agreement (the "Transaction Costs").
11.6	Further Assurances.
Each of the Parties shall, at all times after the Closing Date and upon any reasonable request of any other Party, promptly do, execute, deliver or cause to be done, executed and delivered, at the expense of the requesting party, all further acts documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign the Purchased Shares and to effectuate the transactions contemplated hereby.
11.7	Third-Party Beneficiaries.
This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns or heirs and personal representatives and, except as provided in Article 9, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors, permitted assigns, heirs and personal representatives, any legal or equitable rights hereunder.
11.8	Counterparts.
This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
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8385745.13

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.
BIRCH HILL EQUITY PARTNERS II (QLP) L.P., by its general partner, Birch Hill II Management L.P., by its general partner, Birch Hill Equity Partners II Ltd.
by	/s/Michael Mazan
Name: Michael Mazan
Title: Senior Vice President

by	/s/Stephen J. Dent
Name: Stephen J. Dent
Title: Chair

BIRCH HILL EQUITY PARTNERS II (ENTREPRENEURS) L.P., by its general partner, Birch Hill Equity Partners II Ltd.
by	/s/Michael Mazan
Name: Michael Mazan
Title: Senior Vice President

by	/s/Stephen J. Dent
Name: Stephen J. Dent
Title: Chair

BIRCH HILL EQUITY PARTNERS II (BARBADOS) L.P., by its general partner, Birch Hill Equity Partners II Ltd.
by	/s/Michael Mazan
Name: Michael Mazan
Title: Senior Vice President

by	/s/Stephen J. Dent
Name: Stephen J. Dent
Title: Chair

TD CAPITAL GROUP LIMITED
by	/s/Robert Linklater
Name: Robert Linlater
Title: CFO

by	/s/William J. O'Connor
Name: William J. O'Connor
Title: Director

SIGNED, SEALED & DELIVERED in the presence of:	/s/James Best
Witness	James Best

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/Robert McNicol
Witness	Robert McNicol

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/Ritchie McDonald
Witness	Ritchie McDonald

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/David Evans
Witness	David Evans

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/Patrick Hinds
Witness	Patrick Hinds

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/Michael Colwell
Witness	Michael Colwell

SIGNED, SEALED & DELIVERED in the presence of: /s/Witnessed	/s/Stephen Lee
Witness	Stephen Lee

BIRCH HILL EQUITY PARTNERS II LTD.
by	/s/Michael Mazan
Name: Michael Mazan
Title: Senior Vice President

by	/s/Stephen J. Dent
Name: Stephen J. Dent
Title: Chair

KADANT CANADA CORP.
by	/s/Jonathan W. Painter
Name: Jonathan W. Painter
Title: Director

Signature Page to the Share Purchase Agreement